                                                                    EXHIBIT 10.1

                      AMENDED AND RESTATED CREDIT AGREEMENT

                          DATED AS OF DECEMBER 23, 2003

                                      AMONG

                            PRA INTERNATIONAL, INC.,
                                  AS BORROWER,

                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                            AS ADMINISTRATIVE AGENT,

                                       AND

                                   BNP PARIBAS
                                       AND
                             GE CAPITAL CORPORATION
                           AS CO-DOCUMENTATION AGENTS

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                              AS SYNDICATION AGENT

                               TABLE OF CONTENTS

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
SECTION 1.   DEFINITIONS...................................................................................        1

    1.1      Certain Defined Terms.........................................................................        1

    1.2      Accounting Terms; Utilization of GAAP for Purposes of Calculations
             Under Agreement...............................................................................       26

    1.3      Other Definitional Provisions and Rules of Construction.......................................       27

SECTION 2.   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS....................................................       27

    2.1      Commitments; Making of Loans; the Register; Optional Notes....................................       27

    2.2      Interest on the Loans.........................................................................       34

    2.3      Fees..........................................................................................       39

    2.4      Repayments, Prepayments and Reductions in Revolving Loan
             Commitments; General Provisions Regarding Payments; Application of
             Proceeds of Collateral and Payments Under Guaranties..........................................       40

    2.5      Use of Proceeds...............................................................................       48

    2.6      Special Provisions Governing Eurodollar Rate Loans............................................       49

    2.7      Increased Costs; Taxes; Capital Adequacy......................................................       51

    2.8      Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate...................       55

    2.9      Replacement of a Lender.......................................................................       55

SECTION 3.   LETTERS OF CREDIT.............................................................................       56

    3.1      Issuance of Letters of Credit and Lenders' Purchase of Participations Therein.................       56

    3.2      Letter of Credit Fees.........................................................................       58

    3.3      Drawings and Reimbursement of Amounts Paid Under Letters of Credit............................       59

    3.4      Obligations Absolute..........................................................................       62

    3.5      Indemnification; Nature of Issuing Lenders' Duties............................................       63

SECTION 4.   CONDITIONS TO LOANS AND LETTERS OF CREDIT.....................................................       64

    4.1      Conditions to Term Loans and Initial Revolving Loans and Swing Line Loans.....................       64

    4.2      Conditions to All Loans.......................................................................       68

    4.3      Conditions to Letters of Credit...............................................................       68

SECTION 5.   COMPANY'S REPRESENTATIONS AND WARRANTIES......................................................       69

    5.1      Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.................       69

    5.2      Authorization of Borrowing, etc...............................................................       70

    5.3      Financial Condition...........................................................................       70
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    5.4      No Material Adverse Change; No Restricted Junior Payments.....................................       71

    5.5      Title to Properties; Liens; Real Property; Intellectual Property..............................       71

    5.6      Litigation; Adverse Facts.....................................................................       72

    5.7      Payment of Taxes..............................................................................       72

    5.8      Performance of Agreements; Materially Adverse Agreements; Material Contracts..................       72

    5.9      Governmental Regulation.......................................................................       73

    5.10     Securities Activities.........................................................................       73

    5.11     Employee Benefit Plans........................................................................       73

    5.12     Certain Fees..................................................................................       74

    5.13     Environmental Protection......................................................................       74

    5.14     Employee Matters..............................................................................       75

    5.15     Solvency......................................................................................       75

    5.16     Matters Relating to Collateral................................................................       75

    5.17     Disclosure....................................................................................       76

    5.18     Subordinated Indebtedness.....................................................................       77

    5.19     Indebtedness Outstanding......................................................................       77

    5.20     Reporting to IRS..............................................................................       77

    5.21     Foreign Assets Control Regulations, etc.......................................................       77

SECTION 6.   COMPANY'S AFFIRMATIVE COVENANTS...............................................................       77

    6.1      Financial Statements and Other Reports........................................................       78

    6.2      Existence, etc................................................................................       82

    6.3      Payment of Taxes and Claims; Tax..............................................................       82

    6.4      Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds......       82

    6.5      Inspection Rights; Lender Meeting.............................................................       85

    6.6      Compliance with Laws, etc.....................................................................       85

    6.7      Environmental Matters.........................................................................       85

    6.8      Execution of Subsidiary Guaranty and Personal Property Collateral
             Documents After the Closing Date..............................................................       87

    6.9      Matters Relating to Real Property Collateral..................................................       88

    6.10     Interest Rate Protection......................................................................       89

    6.11     Deposit Accounts and Cash Management Systems..................................................       89
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    6.12     Collateral Access Agreements.................................................................         89

    6.13     Post Closing.................................................................................         90

SECTION 7.   COMPANY'S NEGATIVE COVENANTS.................................................................         90

    7.1      Indebtedness.................................................................................         90

    7.2      Liens and Related Matters....................................................................         92

    7.3      Investments; Acquisitions....................................................................         93

    7.4      Contingent Obligations.......................................................................         95

    7.5      Restricted Junior Payments...................................................................         95

    7.6      Financial Covenants..........................................................................         96

    7.7      Restriction on Fundamental Changes; Asset Sales..............................................         97

    7.8      Consolidated Capital Expenditures............................................................         98

    7.9      Transactions with Shareholders and Affiliates................................................         98

    7.10     Sales and Lease-Backs........................................................................         98

    7.11     Conduct of Business..........................................................................         99

    7.12     Amendments or Waivers of Certain Agreements, Documents;
             Amendments of Documents Relating to Subordinated Indebtedness................................         99

    7.13     Fiscal Year..................................................................................        100

    7.14     Management Fees..............................................................................        100

SECTION 8.   EVENTS OF DEFAULT............................................................................        100

    8.1      Failure to Make Payments When Due............................................................        100

    8.2      Default in Other Agreements..................................................................        100

    8.3      Breach of Certain Covenants..................................................................        101

    8.4      Breach of Warranty...........................................................................        101

    8.5      Other Defaults Under Loan Documents..........................................................        101

    8.6      Involuntary Bankruptcy; Appointment of Receiver, etc.........................................        101

    8.7      Voluntary Bankruptcy; Appointment of Receiver, etc...........................................        101

    8.8      Judgments and Attachments....................................................................        102

    8.9      Dissolution..................................................................................        102

    8.10     Employee Benefit Plans.......................................................................        102

    8.11     Material Adverse Effect......................................................................        102

    8.12     Change in Control............................................................................        102

    8.13     Invalidity of Guaranties; Failure of Security; Repudiation of Obligations....................        103

    8.14     Conduct of Business..........................................................................        103
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                                   (CONTINUED

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
SECTION 9.   ADMINISTRATIVE AGENT.........................................................................        104

    9.1      Appointment..................................................................................        104

    9.2      Powers and Duties; General Immunity..........................................................        105

    9.3      Independent Investigation by Lenders; No Responsibility For Appraisal of Creditworthiness....        107

    9.4      Right to Indemnity...........................................................................        107

    9.5      Successor Administrative Agent and Swing Line Lender.........................................        107

    9.6      Collateral Documents and Guaranties..........................................................        108

    9.7      Duties of Other Agents.......................................................................        109

    9.8      Administrative Agent May File Proofs of Claim................................................        109

    9.9      Power of Attorney............................................................................        110

SECTION 10.  MISCELLANEOUS................................................................................        110

    10.1     Successors and Assigns; Assignments and Participations in Loans and Letters of Credit........        110

    10.2     Expenses.....................................................................................        113

    10.3     Indemnity....................................................................................        114

    10.4     Set-Off......................................................................................        115

    10.5     Ratable Sharing..............................................................................        116

    10.6     Amendments and Waivers.......................................................................        116

    10.7     Independence of Covenants....................................................................        118

    10.8     Notices; Effectiveness of Signatures.........................................................        118

    10.9     Survival of Representations, Warranties and Agreements.......................................        118

    10.10    Failure or Indulgence Not Waiver; Remedies Cumulative........................................        119

    10.11    Marshalling; Payments Set Aside..............................................................        119

    10.12    Severability.................................................................................        119

    10.13    Obligations Several; Independent Nature of Lenders' Rights...................................        119

    10.14    Release of Security Interest or Guaranty.....................................................        119

    10.15    Headings.....................................................................................        120

    10.16    Applicable Law...............................................................................        120

    10.17    Construction of Agreement; Nature of Relationship............................................        120

    10.18    Consent to Jurisdiction and Service of Process...............................................        120

    10.19    Waiver of Jury Trial.........................................................................        121

    10.20    Confidentiality..............................................................................        122
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                                   (CONTINUED

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10.21    Counterparts; Effectiveness..................................................................        123
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                                       v

                                    EXHIBITS

I     FORM OF NOTICE OF BORROWING

II    FORM OF NOTICE OF CONVERSION/CONTINUATION

III   FORM OF REQUEST FOR ISSUANCE

IV    FORM OF TRANCHE A TERM NOTE

V     FORM OF TRANCHE B TERM NOTE

VI    FORM OF REVOLVING NOTE

VII   FORM OF SWING LINE NOTE

VIII  FORM OF COMPLIANCE CERTIFICATE

IX    FORM OF OPINION OF COMPANY COUNSEL

X     FORM OF OPINION OF O'MELVENY & MYERS LLP

XI    FORM OF ASSIGNMENT AGREEMENT

XII   FORM OF FINANCIAL CONDITION CERTIFICATE

XIII  FORM OF SUBSIDIARY GUARANTY

XIV   FORM OF SECURITY AGREEMENT

XV    FORM OF HOLDINGS GUARANTY

XVI   FORM OF HOLDINGS PLEDGE AGREEMENT

XVII  FORM OF COLLATERAL ACCESS AGREEMENT

XVIII FORM OF CLOSING DATE COMPLIANCE CERTIFICATE

                                    SCHEDULES

2.1    LENDERS' COMMITMENTS AND PRO RATA SHARES

3.1(a) LETTERS OF CREDIT

3.1(b) EXISTING LETTERS OF CREDIT

4.1I   GOVERNMENT AUTHORIZATIONS

5.1    SUBSIDIARIES OF COMPANY

5.2    CONSENTS

5.5B   REAL PROPERTY

5.5C   INTELLECTUAL PROPERTY

5.6    LITIGATION

5.8    MATERIAL CONTRACTS

5.11   CERTAIN EMPLOYEE BENEFIT PLANS

5.13   ENVIRONMENTAL MATTERS

5.19   INDEBTEDNESS

7.1    EXISTING INDEBTEDNESS

7.2    EXISTING LIENS

                      AMENDED AND RESTATED CREDIT AGREEMENT

            This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of December 23, 2003 and entered into by and among PRA INTERNATIONAL, INC., a Delaware corporation ("COMPANY"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), BNP PARIBAS and GE CAPITAL CORPORATION, as Co-Documentation Agents (in such capacity "CO-DOCUMENTATION AGENTS"), WACHOVIA BANK, NATIONAL ASSOCIATION, as a Co-Lead Arranger and as Syndication Agent (in such capacity "SYNDICATION AGENT"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("WELLS FARGO"), as a Co-Lead Arranger and as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT").

                                    RECITALS

            WHEREAS, Company, certain lenders and Wells Fargo as administrative agent, are parties to a certain Credit Agreement dated as of June 28, 2001, as amended by that certain First Amendment to Credit Agreement and Limited Consent dated as of June 19, 2002 (the "ORIGINAL CREDIT AGREEMENT");

            WHEREAS, Lenders, at the request of Company, have agreed to amend and restate the Original Credit Agreement in its entirety and extend certain additional credit facilities to Company, the proceeds of which will be used for the purposes permitted hereunder;

            WHEREAS, Company desires to continue to secure all of the Obligations hereunder and under the other Loan Documents by a first priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the capital stock of each of its Domestic Subsidiaries and 65% of the capital stock of each of its Foreign Subsidiaries, granted to Administrative Agent, on behalf of Lenders; and

            WHEREAS, Holdings and all of the Domestic Subsidiaries of Holdings desire to continue to guarantee the Obligations hereunder and under the other Loan Documents and to continue to secure their guaranties by a first priority Lien on substantially all of their respective real, personal and mixed property, including a pledge of all of the capital stock of each of their respective Domestic Subsidiaries and 65% of the capital stock of each of their respective Foreign Subsidiaries, granted to Administrative Agent, on behalf of Lenders;

            NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree that the Original Credit Agreement is hereby amended and restated, and agree as follows:

SECTION 1. DEFINITIONS

      1.1   CERTAIN DEFINED TERMS.

      The following terms used in this Agreement shall have the following meanings:

            "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

            "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

            "AFFECTED LOANS" has the meaning assigned to that term in subsection 2.6C.

            "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, in no event shall Wells Fargo be deemed an Affiliate of any Loan Party for purposes of this Agreement.

            "AGENTS" means Administrative Agent, Syndication Agent, Co-Documentation Agents and Co-Lead Arrangers.

            "AGREEMENT" means this Amended and Restated Credit Agreement dated as of December 23, 2003, as it may be amended, supplemented or otherwise modified from time to time.

            "APPROVED FUND" means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

            "ASSET SALE" means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the stock of any of Company's Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries (other than (a) inventory sold in the ordinary course of business, (b) subleases of Real Property Assets, and (c) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $100,000 or less).

            "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit XI annexed hereto.

            "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

            "BASE RATE" means, at any time, the higher of (i) the Prime Rate or
(ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

            "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

            "BASE RATE MARGIN" means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

            "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or Virginia or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

            "CALL CO" means 3065613 Nova Scotia Company, a company organized under the laws of Nova Scotia, Canada.

            "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CAPITAL STOCK" means the capital stock or other equity interests of a Person.

            "CASH" means money, currency or a credit balance in a Deposit
Account.

            "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States or one of the Designated Countries or (b) issued by any agency of the United States or one of the Designated Countries the obligations of which are backed by the full faith and credit of the United States or such Designated Country, as the case may be, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, one of the two highest ratings obtainable from either Standard & Poor's ("S&P") or Moody's Investors Service, Inc. ("MOODY'S"); (iii) commercial paper maturing no more than one year from the date of creation thereof and either issued by a Lender (or an Affiliate of a Lender) or having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

            "CHANGE IN CONTROL" means any of the following: (i) at any time prior to the Initial Public Offering, (a) Genstar Capital and its Affiliates shall cease to beneficially own and control at least a majority of the issued and outstanding shares of capital stock of Holdings or (b) the failure of Genstar Capital and its Affiliates to have the ability to elect at least 50% of the Governing Body of Holdings; (ii) at any time following the Initial Public Offering, (a) Genstar Capital and its Affiliates shall cease to beneficially own and control at least 35% of the issued and outstanding shares of capital stock of Holdings, (b) the failure of Genstar Capital and its Affiliates to have the ability to elect at least 50% of the Governing Body of Holdings, or (c) Genstar Capital and its Affiliates shall cease to own, directly or indirectly, a greater percentage, on a fully diluted basis, of the issued and outstanding shares of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings than the percentage of such stock beneficially owned by any other Person whether singly or in concert with one or more such other Persons; and (iii) the failure at any time of Holdings to legally and beneficially own and control, directly or indirectly, 100% of the issued and outstanding shares of capital stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company. As used herein, the term "beneficially own" or "beneficial ownership" shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

            "CLASS", as applied to Lenders, means each of the following three classes of Lenders: (i) Lenders having Revolving Loan Exposure, (ii) Lenders having Tranche A Term Loan Exposure and (iii) Lenders having Tranche B Term Loan Exposure.

            "CLOSING DATE" means the date on which the additional Term Loans to be made hereunder are made.

            "CLOSING DATE COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit XVIII annexed hereto.

            "CO-DOCUMENTATION AGENTS" has the meaning assigned to that term in the introduction to this Agreement.

            "CO-LEAD ARRANGERS" means Wells Fargo Bank, National Association and Wachovia Bank, National Association.

            "COLLATERAL" means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

            "COLLATERAL ACCESS AGREEMENT" means any landlord waiver, mortgagee waiver, bailee letter or similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any inventory of any Loan Party, substantially in the form of Exhibit XVII annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

            "COLLATERAL ACCOUNT" has the meaning assigned to that term in the Security Agreement.

            "COLLATERAL DOCUMENTS" means the Holdings Pledge Agreement, the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any property of that Loan Party as security for the Obligations.

            "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

            "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

            "COMPETITOR" means any Person that is a contract research organization or performs or provides clinical drug or pharmaceutical development services to or for any other Person on a contract or outsourced basis.

            "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VIII annexed hereto.

            "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

            "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

            "CONSOLIDATED EBITDA" means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, (vi) up to an aggregate maximum for all periods of $3,100,000 in non-recurring severance and integration costs incurred during the period beginning on June, 19, 2002 and ending on March 31, 2003 in connection with the CroMedica Acquisition, (vii) up to a maximum for all periods of $1,479,000 in non-recurring costs related to the closure of the Cambridge, England office incurred prior to December 31, 2003, and (viii) up to an aggregate maximum for all periods of $5,975,000 in respect of bonuses to holders of vested and unvested employee stock but only, in the case of clauses (ii)-(viii), to the extent deducted in the calculation of Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

            "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of Consolidated EBITDA minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, and
(d) the provision for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period.

            "CONSOLIDATED FIXED CHARGES" means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt, and (iii) provisions for taxes based on income of Company and its Subsidiaries, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases and capitalized interest) of Company and its Subsidiaries as determined on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders on or before the Closing Date.

            "CONSOLIDATED LEVERAGE RATIO" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such day to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

            "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

            "CONSOLIDATED SENIOR DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, other than Subordinated Indebtedness.

            "CONSOLIDATED SENIOR LEVERAGE RATIO" means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Senior Debt as at such day to
(ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

            "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of any other Person if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of such other Person that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include
(a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of any other Person, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and
(c) any liability of such Person for the obligation of any other Person through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of any other Person if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

            "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

            "CONTROL AGREEMENT" means an agreement, satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which Company maintains a Deposit Account or a Securities Account, as the case may be, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent's security interest in such account, and agrees that the financial institution or securities intermediary, as the case may be, will comply with instructions originated by Administrative Agent as to disposition of funds in such account, without further consent by Company or any Subsidiary.

            "CROMEDICA" means CroMedica International, Inc., a company organized under the laws of Canada.

            "CROMEDICA ACQUISITION" means Company's acquisition of CroMedica in accordance with the terms described in the CroMedica Share Purchase Agreement.

            "CROMEDICA SHARE PURCHASE AGREEMENT" means that certain Share Purchase Agreement, dated as of May 14, 2002, by and among Holdings, 4063988 Canada Inc., CroMedica, Eric Mohr, Shelley Mohr, Ken Newport, Christine Newport, 4059409 Canada Inc., 4059417 Canada Inc., Trilass Incorporated, as trustee for Bay Real International Limited, Trilass Incorporated as trustee for Jeanette Allan, the Sellers (as defined therein) and Eric Mohr as the Sellers' Representative, in the form executed as of May 14, 2002 and delivered to Administrative Agent prior to June 19, 2002, and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.12A.

            "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

            "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

            "DESIGNATED COUNTRIES" means Australia, Belgium, Canada, England, France, Germany, South Africa, Spain and Wales.

            "DOLLARS" and the sign "$" mean the lawful money of the United
States.

            "DOMESTIC SUBSIDIARY" means any Subsidiary of Company that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

            "ELIGIBLE ASSIGNEE" means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender; and (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or
(2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity that is an "accredited investor" (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; provided further that neither Company, any Affiliate of Company nor any Competitor shall be an Eligible Assignee.

            "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

            "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Government Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or
(iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

            "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

            "ERISA AFFILIATE", as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and the Lien created under Section 302(f) of ERISA and Section 412(n) of the Internal Revenue Code and other applicable provisions of the Internal Revenue Code, any member of an affiliated service group within the meaning of Section 414(m) or
(o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

            "ERISA EVENT" means (i) a "reportable event" within the meaning of
Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan or Foreign Pension Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to
Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of
Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan or Foreign Pension Plan;
(ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

            "EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) (A) the rate per annum (rounded upward to the nearest 1/16 of one percent) that appears on the Moneyline (Telerate) page 3750 (or such other comparable page as may, in the opinion of Administrative Agent, replace such page for the purpose of displaying such rate) as the interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London time) on such Interest Rate Determination Date or (B) if such rate is not available at such time for any reason, the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Wells Fargo for Dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of Wells Fargo for which the Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 11:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

            "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Eurodollar Rate as provided in subsection 2.2A.

            "EURODOLLAR RATE MARGIN" means the margin over the Eurodollar Rate used in determining the rate of interest of Eurodollar Rate Loans pursuant to subsection 2.2A.

            "EVENT OF DEFAULT" means each of the events set forth in Section 8.

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

            "EXCHANGE AND SUPPORT AGREEMENT" means that certain Exchange and Support Agreement executed by and among Holdings, 4063988 Canada Inc., 3065613 Nova Scotia Company and the Persons who hold Exchangeable Shares identified therein, in the form attached as Exhibit C to the CroMedica Share Purchase Agreement, and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.12A.

            "EXCHANGE RATE" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the applicable Issuing Lender in the New York foreign exchange market for the purchase by the applicable Issuing Lender (by cable transfer) of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

            "EXCHANGEABLE SHARES" means the securities of 4063988 Canada Inc. exchangeable for Holdings Common Stock upon the terms and conditions provided in the Provisions Attaching to the Exchangeable Shares of 4063988 Canada Inc., in the form attached as Exhibit A to the CroMedica Share Purchase Agreement, and as such Provisions Attaching to the Exchangeable Shares may be amended from time to time thereafter to the extent permitted under subsection 7.12A.

            "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

            "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

            "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xii).

            "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than Liens permitted pursuant to subsection 7.2A(i)) and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

            "FISCAL QUARTER" means a fiscal quarter of Company and its Subsidiaries ending on March 31, June 30, September 30 or December 31 of each calendar year.

            "FISCAL YEAR" means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

            "FLOOD HAZARD PROPERTY" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

            "FOREIGN PENSION PLAN" means any plan, scheme, fund or other similar program established, maintained or contributed to outside the United States by Company or any one or more of its Subsidiaries primarily for the benefit of employees of Company or such Subsidiaries residing or working outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Internal Revenue Code.

            "FOREIGN PLEDGE AGREEMENT" means each pledge agreement or similar instrument governed by the laws of a country other than the United States, executed in connection with the Original Credit Agreement or from time to time thereafter in accordance with subsection 6.8 or 6.13 by Company or any Domestic Subsidiary that owns capital stock of one or more Foreign Subsidiaries organized in such country, in form and substance satisfactory to Administrative Agent, as such Foreign Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

            "FOREIGN SUBSIDIARY" means any Subsidiary of Company that is not a Domestic Subsidiary.

            "FUND" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

            "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent and Swing Line Lender located at Wells Fargo Bank, National Association, Agency Department, 201 3rd Street, 8th Floor, San Francisco, CA 94103 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender at least ten days prior to the applicable funding or payment date.

            "FUNDING DATE" means the date of the funding of a Loan.

            "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles as applied in the United States and as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

            "GENSTAR CAPITAL" means Genstar Capital Partners III, L.P., a Delaware limited partnership, and Stargen III, L.P., a Delaware limited partnership.

            "GOVERNING BODY" means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

            "GOVERNMENT AUTHORITY" means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

            "GOVERNMENTAL AUTHORIZATION" means any permit, license, registration, authorization, plan, directive, consent, order or consent decree of or from, or notice to, any Government Authority.

            "GUARANTIES" means the Holdings Guaranty and the Subsidiary
Guaranty.

            "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls;
(ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Government Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

            "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

            "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

            "HOLDINGS" means PRA Holdings, Inc., a Delaware corporation.

            "HOLDINGS COMMON STOCK" means the common stock of Holdings, par value $0.01 per share.

            "HOLDINGS GUARANTY" means the Amended and Restated Holdings Guaranty executed and delivered by Holdings and PRA Sub on the Closing Date, substantially in the form of Exhibit XV annexed hereto, as such Holdings Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

            "HOLDINGS PLEDGE AGREEMENT" means the Amended and Restated Holdings Pledge Agreement executed and delivered by Holdings and PRA Sub on the Closing Date, substantially in the form of Exhibit XVI annexed hereto, as such Holdings Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money,
(iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

            "INDEMNIFIED LIABILITIES" has the meaning assigned to that term in subsection 10.3.

            "INDEMNITEES" has the meaning assigned to that term in subsection 10.3.

            "INITIAL PUBLIC OFFERING" means the issuance and sale of shares of Holdings Common Stock to the public pursuant to a registration statement under the Securities Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-8 or any other similar form) having an aggregate offering value of at least $25,000,000.

            "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Company and its Subsidiaries, taken as a whole.

            "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of six months "Interest Payment Date" shall also include the date that is three months after the commencement of such Interest Period.

            "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

            "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

            "INTEREST RATE DETERMINATION DATE", with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

            "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iii) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

            "IP COLLATERAL" means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

            "ISSUING LENDER" means, with respect to any Letter of Credit, the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

            "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

            "LENDER" and "LENDERS" means the Persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders," when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

            "LETTER OF CREDIT" or "LETTERS OF CREDIT" means standby letters of credit or similar instruments issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry issued or to be issued by the Issuing Lenders for the account of Company pursuant to subsection 3.1.

            "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus
(ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company. For purposes of this definition, any amount described in clause (i) or (ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

            "LIEN" means any lien (statutory or otherwise), mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

            "LOAN" or "LOANS" means one or more of the Tranche A Term Loans, Tranche B Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

            "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of the any Issuing Lender relating to, the Letters of Credit), the Guaranties and the Collateral Documents.

            "LOAN PARTY" means each of Holdings, Company and any of Holdings' Domestic Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

            "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

            "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

            "MATERIAL CONTRACT" means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could be reasonably expected to have a Material Adverse Effect.

            "MATERIAL LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of domestic real property on which a material portion of the Collateral is located.

            "MERGER AGREEMENT" means that certain Agreement and Plan of Merger by and among Holdings, PRA Sub, Virginia Merger Sub, Inc., a Delaware corporation, Company and its stockholders dated as of May 16, 2001 a copy of which has been delivered to Administrative Agent and Lenders prior to their execution of this Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.12A.

            "MORTGAGE" means a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be approved by Administrative Agent in its reasonable discretion, with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices.

            "MORTGAGED PROPERTY" has the meaning set forth in subsection 6.9.

            "MULTIEMPLOYER PLAN" means any Employee Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA.

            "NET ASSET SALE PROCEEDS", with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide related costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (iii) reasonable brokers' costs and sales commissions.

            "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Company or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof.

            "NET SECURITIES PROCEEDS" means the Cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of or incurrence of Indebtedness by Holdings or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Holdings or any of its Subsidiaries.

            "NON-US LENDER" means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

            "NOTE" and "NOTES" means one or more of the Tranche A Term Notes, Tranche B Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

            "NOTICE OF BORROWING" means a notice substantially in the form of
Exhibit I annexed hereto.

            "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto.

            "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

            "OFFICER" means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

            "OFFICER'S CERTIFICATE", as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

            "OPERATING LEASE", as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

            "ORGANIZATIONAL DOCUMENTS" means the documents (including bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized or formed.

            "ORIGINAL CREDIT AGREEMENT" has the meaning assigned to that term in the recitals to this Agreement.

            "PARTICIPANT" means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C; provided that no Competitor shall be a Participant.

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

            "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

            "PERMITTED ACQUISITION" has the meaning assigned to that term in subsection 7.3(x).

            "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

            (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

            (ii) statutory Liens of landlords, statutory Liens and rights of set-off of banks, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

            (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

            (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

            (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

            (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

            (vii) any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

            (viii) Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

            (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

            (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

            (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries; and

            (xii) licenses of Intellectual Property granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Subsidiary.

            "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

            "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Holdings Pledge Agreement, the Security Agreement and any Foreign Pledge Agreement.

            "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

            "PRA SUB" means PRA Sub, Inc., a Delaware corporation.

            "PRIME RATE" means the rate that Wells Fargo announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

            "PROCEEDINGS" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

            "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the Tranche A Term Loan Commitment or the Tranche A Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche A Term Loan Exposure of that Lender by (y) the aggregate Tranche A Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Tranche B Term Loan Commitment or the Tranche B Term Loan of any Lender, the percentage obtained by dividing (x) the Tranche B Term Loan Exposure of that Lender by (y) the aggregate Tranche B Term Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Tranche A Term Loan Exposure of that Lender plus the Tranche B Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (iv) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

            "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the reasonable opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

            "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party (other than any Foreign Subsidiary) in any real property.

            "REFUNDED SWING LINE LOANS" has the meaning assigned to that term in subsection 2.1A(iv).

            "REGISTER" has the meaning assigned to that term in subsection 2.1D.

            "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

            "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

            "REQUEST FOR ISSUANCE" means a request substantially in the form of
Exhibit III annexed hereto.

            "REQUISITE CLASS LENDERS" means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders,
(ii) for the Class of Lenders having Tranche A Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche A Term Loan Exposure of all Lenders, and (iii) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders.

            "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

            "RESTRICTED JUNIOR PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding, including from any Person other than Holdings or any of its Subsidiaries, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or any of its Subsidiaries now or hereafter outstanding, and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

            "REVOLVING LENDER" means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.

            "REVOLVING LOAN COMMITMENT" means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(iii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Revolving Lenders in the aggregate.

            "REVOLVING LOAN COMMITMENT TERMINATION DATE" means December 23,
2008.

            "REVOLVING LOAN EXPOSURE", with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments purchased by that Lender in any outstanding Swing Line Loans.

            "REVOLVING LOANS" means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(iii).

            "REVOLVING NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit VI annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "SECURED OBLIGATIONS" has the meaning assigned to that term in the Security Agreement.

            "SECURITIES" means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

            "SECURITIES ACCOUNT" means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

            "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

            "SECURITY AGREEMENT" means the Amended and Restated Security Agreement executed and delivered on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

            "SOLVENT", with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "SUBORDINATED INDEBTEDNESS" means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations.

            "SUBORDINATED LOAN AGREEMENT" means the Note and Warrant Purchase Agreement dated as of June 28, 2001 pursuant to which the Subordinated Notes were issued, as such agreement may be amended from time to time to the extent permitted under subsection 7.12B.

            "SUBORDINATED NOTES" means the $20,000,000 in aggregate principal amount of unsecured 12% Senior Subordinated Notes Due June 28, 2008 of Company issued pursuant to the Subordinated Loan Agreement.

            "SUBSIDIARY", with respect to any Person, means any corporation, partnership, trust, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

            "SUBSIDIARY GUARANTOR" means any Domestic Subsidiary of Company that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

            "SUBSIDIARY GUARANTY" means the Amended and Restated Subsidiary Guaranty executed and delivered by existing Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XIII annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

            "SUPERMAJORITY LENDERS" means Lenders having or holding at least 85% of the sum of the aggregate Tranche A Term Loan Exposure of all Lenders plus the aggregate Tranche B Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

            "SUPPLEMENTAL COLLATERAL AGENT" and "SUPPLEMENTAL COLLATERAL AGENTS" have the meanings assigned to such terms in subsection 9.1B.

            "SWING LINE LENDER" means Wells Fargo, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

            "SWING LINE LOAN COMMITMENT" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iv).

            "SWING LINE LOANS" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iv).

            "SWING LINE NOTE" means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VII annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

            "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

            "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) by the United States or by any other Government Authority under the laws of which the Lender is organized or has its principal office or maintains its applicable lending office.

            "TERM LOANS" means, collectively, the Tranche A Term Loans and the Tranche B Term Loans.

            "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

            "TRANCHE A TERM LOAN" means a Loan made by a Lender to Company pursuant to subsection 2.1A(i) and "TRANCHE A TERM LOANS" means all such Loans of all Lenders in the aggregate.

            "TRANCHE A TERM LOAN COMMITMENT" means the commitment of a Lender to make a Tranche A Term Loan to Company pursuant to subsection 2.1A(i), and "TRANCHE A TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

            "TRANCHE A TERM LOAN EXPOSURE", with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche A Term Loans, that Lender's

Tranche A Term Loan Commitment, and (ii), after the funding of the Tranche A Term Loans, the outstanding principal amount of the Tranche A Term Loan of that Lender.

            "TRANCHE A TERM NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche A Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "TRANCHE B TERM LOAN" means a Loan made by a Lender to Company pursuant to subsection 2.1A(ii) and "TRANCHE B TERM LOANS" means all such Loans of all Lenders in the aggregate.

            "TRANCHE B TERM LOAN COMMITMENT" means the commitment of a Lender to make a Tranche B Term Loan to Company pursuant to subsection 2.1A(ii), and "TRANCHE B TERM LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

            "TRANCHE B TERM LOAN EXPOSURE", with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Tranche B Term Loans, that Lender's Tranche B Term Loan Commitment and (ii) after the funding of the Tranche B Term Loans, the outstanding principal amount of the Tranche B Term Loan of that Lender.

            "TRANCHE B TERM NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Tranche B Term Loans of any Lenders, substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

            "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

            "UNITED STATES" or "U.S." means the United States of America.

            "WELLS FARGO" has the meaning assigned to that term in the introduction to this Agreement.

      1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

            Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii),
(iv) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP (subject, in the case of interim financial statements, to normal year end adjustments and lack of footnotes and other presentation items) as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite

Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

      1.3   OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

            A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

            B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

            C. The use in any of the Loan Documents of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

      2.1   COMMITMENTS; MAKING OF LOANS; THE REGISTER; OPTIONAL NOTES.

            A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii) and Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iv).

            (i) Tranche A Term Loans. Each Lender that has a Tranche A Term Loan Commitment severally, but not jointly, agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Tranche A Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Tranche A Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Tranche A Term Loan Commitments is $20,000,000; provided that the Tranche A Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche A Term Loan Commitments pursuant to subsection 10.1B. Company may make only one borrowing under the Tranche A Term Loan Commitments. Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

            (ii) Tranche B Term Loans. Immediately prior to the Closing Date, an aggregate principal amount of $13,450,000 in Tranche B Term Loans was outstanding under (and as defined in) the Original Credit Agreement. Each Lender that has a Tranche B Term Loan Commitment severally, but not jointly, agrees to lend to Company on the

      Closing Date an amount such that the sum of its Tranche B Term Loans immediately prior to the Closing Date, if any, plus its Tranche B Term Loans on the Closing Date shall not exceed its Pro Rata Share of the aggregate amount of the Tranche B Term Loan Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's Tranche B Term Loan Commitment is set forth opposite its name on Schedule
      2.1 annexed hereto and the aggregate amount of the Tranche B Term Loan Commitments is $40,000,000; provided that the Tranche B Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Tranche B Term Loan Commitments pursuant to subsection 10.1B. Company may make only one borrowing under the Tranche B Term Loan Commitments. Amounts borrowed under this subsection 2.1A(ii) and subsequently repaid or prepaid may not be reborrowed.

            On and after the Closing Date, Tranche B Term Loans outstanding under (and as defined in) the Original Credit Agreement shall be automatically deemed for all purposes to be Tranche B Term Loans outstanding under this Agreement and shall be subject to all of the terms and conditions of this Agreement and the other Loan Documents.

            (iii) Revolving Loans. Each Revolving Lender severally, but not jointly, agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B. The original amount of each Revolving Lender's Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $25,000,000; provided that the Revolving Loan Commitments of Revolving Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iii) may be repaid pursuant to subsection 2.4B(i) and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

            Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

            (iv) Swing Line Loans.

                  (a) General Provisions. Swing Line Lender hereby agrees,
            subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment; provided, however, that Swing Line Lender shall have no obligation to make Swing Line Loans to Company following the occurrence and during the continuation of an Event of Default. The original amount of the Swing Line Loan Commitment is $5,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4 that reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

                  Anything contained in this Agreement to the contrary
            notwithstanding, the Swing Line Loans and the Swing Line Loan Commitment shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

                  (b) Swing Line Loan Prepayment with Proceeds of Revolving
            Loans. With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (San Francisco time) on the first Business Day in advance of a proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "REFUNDED SWING LINE LOANS") outstanding on the date such notice is given. Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a

            Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

                  (c) Swing Line Loan Assignments. If for any reason (1)
            Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (2) the Revolving Loan Commitments are terminated at a time when any Swing Line Loans are outstanding, each Revolving Lender shall be deemed to, and hereby agrees to, have purchased an assignment of such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender an amount equal to its respective assignment in same day funds at the Funding and Payment Office. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Revolving Lender fails to make available to Swing Line Lender the amount of such Revolving Lender's assignment as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Revolving Lenders have purchased assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

                  (d) Revolving Lenders' Obligations. Anything contained herein to the contrary notwithstanding, each Revolving Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iv)(b) and each Revolving Lender's obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default;
            (3) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

            B. BORROWING MECHANICS. Tranche A Term Loans, Tranche B Term Loans or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iv) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount; provided that Tranche A Term Loans, Tranche B Term Loans or Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Swing Line Loans made on any Funding Date shall, unless otherwise agreed by Administrative Agent and Swing Line Lender from time to time, be in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 9:00 A.M. (San Francisco time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 1:00 P.M. (San Francisco time) on the proposed Funding Date. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

            Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

            Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

            Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

            C. DISBURSEMENT OF FUNDS. All Term Loans and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing. Each such Lender shall make the amount of its Loan available to Administrative Agent not later than 11:00 A.M. (San Francisco time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (San Francisco time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iv) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

            Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

            D. THE REGISTER. Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain (and make available for inspection by Company and Lenders upon reasonable prior notice at reasonable times) at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the Tranche A Term Loan Commitment, Tranche B Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Tranche A Term Loan, Tranche B Term Loan, Revolving Loans and Swing Line Loans of each Lender from time to time (the "REGISTER"). Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender's records. Failure to make any recordation in the Register or in any Lender's records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

            E. OPTIONAL NOTES. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Tranche A Term Loan, Tranche B Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V, Exhibit VI or Exhibit VII annexed hereto, respectively, with appropriate insertions.

      2.2   INTEREST ON THE LOANS.

            A. RATE OF INTEREST. Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D. If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

            (i) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche A Term Loans and the Revolving Loans shall bear interest through maturity as follows:

                  (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v); or

                  (b) if a Eurodollar Rate Loan, then at the sum of the
            Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v):

                                                            Revolving Loans                       Tranche A Term Loans
                                                      ----------------------------         ----------------------------
                                    Consolidated      Eurodollar                           Eurodollar
                                      Leverage           Rate             Base                Rate             Base
                                       Ratio            Margin         Rate Margin           Margin         Rate Margin
                                    ------------      -----------      -----------         ----------       -----------
Greater than
Or equal to                            2.50:1.00           2.75%           1.75%               3.00%            2.00%

Greater than or equal to               2.00:1.00
but less than                          2.50:1.00           2.50%           1.50%               2.75%            1.75%

Greater than or equal to               1.50:1.00
but less than                          2.00:1.00           2.25%           1.25%               2.50%            1.50%

Greater than or equal to               1.00:1.00
but less than                          1.50:1.00           2.00%           1.00%               2.25%            1.25%

Less than                              1.00:1.00           1.75%           0.75%               2.00%            1.00%

            provided that, until the delivery of the first Compliance Certificate after the six-month anniversary of the Closing Date, the applicable margin for Tranche A Term Loans that are Eurodollar Rate Loans shall be 2.50% per annum and for Tranche A Term Loans that are Base Rate Loans shall be 1.50% per annum and the applicable margin for Revolving Loans that are Eurodollar Rate Loans shall be 2.25% per annum and for Revolving Loans that are Base Rate Loans shall be 1.25% per annum.

            (ii) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Tranche B Term Loans shall bear interest through maturity as follows:

                  (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v); or

                  (b) if a Eurodollar Rate Loan, then at the sum of the
            Eurodollar Rate plus the Eurodollar Rate Margin set forth in the table below opposite the Consolidated Leverage Ratio for the four-Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v):

                                       Consolidated                Eurodollar Rate                   Base
                                      Leverage Ratio                   Margin                     Rate Margin
                                      --------------               ---------------                -----------
Greater than
or equal to                                2.25:1.00                    3.50%                         2.50%

Greater than
or equal to                                2.00:1.00
but less than                              2.25:1.00                    3.25%                         2.25%

Greater than
or equal to                                1.50:1.00
but less than                              2.00:1.00                    3.00%                         2.00%

Less than                                  1.50:1.00                    2.75%                         1.75%

            provided that, until the delivery of the first Compliance Certificate after the six-month anniversary of the Closing Date, the applicable margin for Tranche B Term Loans that are Eurodollar Rate Loans shall be 3.00% per annum and for Tranche B Term Loans that are Base Rate Loans shall be 2.00% per annum.

            (iii) Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(v), the Base Rate Margin and the Eurodollar Rate Margin shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate (subject to the provisions of the foregoing clauses (i) and (ii)); provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

            (iv) Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

            B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one, two, three or six month period; provided that:

            (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a

      Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

            (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

            (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

            (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

            (v) no Interest Period with respect to any portion of the Tranche A Term Loans shall extend beyond December 23, 2008, no Interest Period with respect to any portion of the Tranche B Term Loans shall extend beyond December 23, 2009, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

            (vi) no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans, unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

            (vii) there shall be no more than ten Interest Periods outstanding at any time; and

            (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

            C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are ase Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

            D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Tranche A Term Loans, Tranche B Term Loans or Revolving Loans equal to $500,000 and multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $500,000 and multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

            Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 10:00 A.M. (San Francisco time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender of the Loan subject to the Notice of Conversion/Continuation.

            E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

            F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed
(i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

            G. MAXIMUM RATE. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

      2.3   FEES.

            A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of
(i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by a rate per annum equal to the percentage set forth in the table below opposite the Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v):

          Consolidated                                 Commitment
        Leverage Ratio                               Fee Percentage
----------------------------------                   --------------
Greater than or equal to                                  0.50%
2.00:1.00

Greater than or equal to                                 0.375%
1:00:1.00  but less than
2.00:1.00

Less than 1.00:1.00                                       0.25%

such commitment fees to be calculated on the basis of a 365-day or 366-day year, as the case may be, and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date; provided that until the delivery of the first Compliance Certificate after the six-month anniversary of the Closing Date the applicable commitment fee percentage shall be 0.50% per annum. Upon delivery of the Compliance Certificate by Company to Administrative Agent pursuant to subsection 6.1(v), the applicable commitment fee percentage shall automatically be adjusted in accordance with such Compliance Certificate, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Compliance Certificate; provided that, if at any time a Compliance Certificate is not delivered at the time required pursuant to subsection 6.1(v), from the time such Compliance Certificate was required to be delivered until delivery of such Compliance Certificate, the applicable commitment fee percentage shall be the maximum percentage amount set forth above.

            B. OTHER FEES. Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

      2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER GUARANTIES.

            A. SCHEDULED PAYMENTS OF TERM LOANS.

            (i) Scheduled Payments of Tranche A Term Loans. Company shall make principal payments on the Tranche A Term Loans in installments on the dates and in the amounts set forth below:

       Date                                  Scheduled Repayment
------------------                           -------------------
March 31, 2004                               $           500,000
June 30, 2004                                $           500,000
September 30, 2004                           $           500,000
December 31, 2004                            $           500,000
March 31, 2005                               $           750,000
June 30, 2005                                $           750,000
September 30, 2005                           $           750,000
December 31, 2005                            $           750,000
March 31, 2006                               $         1,250,000
June 30, 2006                                $         1,250,000
September 30, 2006                           $         1,250,000
December 31, 2006                            $         1,250,000
March 31, 2007                               $         1,250,000
June 30, 2007                                $         1,250,000
September 30, 2007                           $         1,250,000
December 31, 2007                            $         1,250,000
March 31, 2008                               $         1,250,000
June 30, 2008                                $         1,250,000
September 30, 2008                           $         1,250,000
December 23, 2008                            $         1,250,000

; provided that the scheduled installments of principal of the Tranche A Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche A Term Loans in accordance with subsection 2.4B(iv); and provided, further that the

Tranche A Term Loans and all other amounts owed hereunder with respect to the Tranche A Term Loans shall be paid in full no later than December 23, 2008, and the final installment payable by Company in respect of the Tranche A Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche A Term Loans.

            (ii) Scheduled Payments of Tranche B Term Loans. Company shall make principal payments on the Tranche B Term Loans in installments on the dates and in the amounts set forth below:

      Date                                   Scheduled Repayment
------------------                           -------------------
March 31, 2004                               $           100,000
June 30, 2004                                $           100,000
September 30, 2004                           $           100,000
December 31, 2004                            $           100,000
March 31, 2005                               $           100,000
June 30, 2005                                $           100,000
September 30, 2005                           $           100,000
December 31, 2005                            $           100,000
March 31, 2006                               $           100,000
June 30, 2006                                $           100,000
September 30, 2006                           $           100,000
December 31, 2006                            $           100,000
March 31, 2007                               $           100,000
June 30, 2007                                $           100,000
September 30, 2007                           $           100,000
December 31, 2007                            $           100,000
March 31, 2008                               $           100,000
June 30, 2008                                $           100,000
September 30, 2008                           $           100,000
December 31, 2008                            $           100,000
March 31, 2009                               $         9,500,000
June 30, 2009                                $         9,500,000
September 30, 2009                           $         9,500,000
December 23, 2009                            $         9,500,000

; provided that the scheduled installments of principal of the Tranche B Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Tranche B Term Loans and all other amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than December 23, 2009, and the final installment payable by Company in respect of the Tranche B Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Tranche B Term Loans.

            B. PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS.

            (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (San Francisco time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay, without premium or penalty, any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount, unless otherwise agreed by Administrative Agent and Swing Line Lender from time to time, of $500,000 and multiples of $100,000 in excess of that amount. Subject to subsection 2.6D, Company may, upon not less than one Business Day's prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (San Francisco time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay, without premium or penalty, any Tranche A Term Loans, Tranche B Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and multiples of $100,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

            (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent, who will promptly notify each Revolving Lender, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and multiples of $1,000,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4B(iv).

            (iii) Mandatory Prepayments and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                  (a) Prepayments and Reductions From Net Asset Sale Proceeds.
            No later than the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as no Potential Event of Default under subsection 8.1, 8.6, 8.7 or 8.9 or Event of Default shall have occurred and be continuing and no Potential Event of Default under subsection 8.8 shall have occurred and be continuing for more than 30 days and to the extent that aggregate Net Asset Sale Proceeds from the Closing Date through the date of determination do not exceed $500,000, deliver to Administrative Agent an Officer's Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 180 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, within such 180-day period apply such portion to such reinvestment purposes; provided, however, that such portion of the Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in Revolving Loan Commitments) to the full extent thereof. In addition, Company shall, no later than 180 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so reinvested as provided above, make an additional prepayment of the Loans (and/or the Revolving Loan Commitments shall be permanently reduced) in the full amount of all such Net Asset Sale Proceeds that have not been so applied or reinvested.

                  (b) Prepayments and Reductions from Net Insurance/Condemnation
            Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                  (c) Prepayments and Reductions Due to Issuance of Equity
            Securities. No later than the date of receipt of the Net Securities Proceeds from (1) the issuance of any Capital Stock of Holdings or of any Subsidiary of Holdings or (2) any capital contribution to Holdings or any of its Subsidiaries by any holder of Capital Stock thereof after the Closing Date (in each case other than (A) equity Securities of Holdings issued to effect a Permitted Acquisition, (B) capital contributions to Subsidiaries of Company permitted under subsection 7.3 and (C) equity Securities of Holdings issued to new members of management of Company in an aggregate amount not to exceed $1,000,000), Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 50% of such Net Securities Proceeds.

                  (d) Prepayments and Reductions Due to Issuance of
            Indebtedness. No later than the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Holdings or of any Subsidiary of Holdings after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Securities Proceeds.

                  (e) Prepayments and Reductions from Consolidated Excess Cash
            Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2004), Company shall, no later than 90 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow, provided that such percentage shall be reduced to 0% of Consolidated Excess Cash Flow in respect of any Fiscal Year for which the Consolidated Leverage Ratio (determined as of the last day of such Fiscal Year) is less than or equal to 2.0 to 1.0.

                  (f) Calculations of Net Proceeds Amounts; Additional
            Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer's Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer's Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer's Certificate demonstrating the derivation of the additional amount resulting in such excess.

                  (g) Prepayments Due to Reductions or Restrictions of Revolving
            Loan Commitments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

                  (h) Prepayments and Reductions from Term Loan Proceeds Not
            Used Pursuant to Subsection 2.5A. No later than March 16, 2004, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to any portion of the amount of proceeds described in clause (ii) of subsection 2.5A that has not been used for the purposes specified in such clause by March 15, 2004 (excluding the amount of proceeds retained pending vesting of employee stock options).

            (iv) Application of Prepayments and Reductions of Revolving Loan Commitments.

                  (a) Application of Voluntary Prepayments by Type of Loans and
            Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment. In the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof and any such voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) as to which no such application is specified shall be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce the scheduled installments of principal of the Tranche A Term Loans and Tranche B Term Loans set forth in subsections 2.4A(i) and 2.4A(ii) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively. Notwithstanding the foregoing, in the case of any voluntary prepayment of the Tranche B Term Loans, Company may elect to offer the Lenders of the Tranche B Term Loans the option to waive the right to receive the amount of such voluntary prepayment of the Tranche B Term Loans. If any Lender or Lenders elect to waive the right to receive the amount of such voluntary prepayment, all of the amount that otherwise would have been applied to voluntarily prepay the Tranche B Term Loans of such Lender or Lenders shall be applied instead to the further prepayment of the Tranche A Term Loans to the extent any are then outstanding, and thereafter to the voluntary prepayment of the Revolving Loans and permanent reduction of the Revolving Loan Commitments.

                  (b) Application of Mandatory Prepayments by Type of Loans.
            Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(f) shall be applied first to prepay the Term Loans to the full extent thereof as provided in subsection 2.4B(iv)(c), second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Loan Commitments by the amount of such prepayment, third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and fourth, to the extent of any remaining portion of such amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof. Any mandatory reduction of Revolving Loan Commitments pursuant to this subsection 2.4B shall be in proportion to each Revolving Lender's Pro Rata Share.

                  (c) Application of Mandatory Prepayments of Term Loans to
            Tranche A Term Loans and Tranche B Term Loans and the Scheduled Installments of Principal Thereof. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the Tranche A Term Loans and the Tranche B Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof). Any such mandatory prepayments applied to the Tranche A Term Loans or the Tranche B Term Loans shall be applied to reduce the scheduled installments of principal of the Tranche A Term Loans or the Tranche B Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively, as follows:

                        (1) Net Asset Sale Proceeds, Net Insurance/Condemnation
                  Proceeds and Net Securities Proceeds. Any such mandatory prepayments pursuant to subsections 2.4B(iii)(a), (b), (c) or
                  (d) (and any related such mandatory prepayments pursuant to subsection 2.4B(iii)(f)) shall be applied to reduce such scheduled installments on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each such remaining scheduled installment.

                        (2) Consolidated Excess Cash Flow. Any such mandatory
                  prepayments pursuant to subsections 2.4B(iii)(e) (and any related such mandatory prepayments pursuant to subsection 2.4B(iii)(f)) shall be applied to reduce such scheduled installments first to the next two scheduled installments in forward chronological order, and then, on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment that is unpaid at the time of such prepayment.

            Notwithstanding the foregoing, in the case of any mandatory prepayment of the Tranche B Term Loans, Company may elect to offer the Lenders of the Tranche B Term Loans the option to waive the right to receive the amount of such mandatory prepayment of the Tranche B Term Loans. If any Lender or Lenders elect to waive the right to receive the amount of such mandatory prepayment, all of the amount that otherwise would have been applied to mandatorily prepay the Tranche B Term Loans of such Lender or Lenders shall be applied instead to the further prepayment of the Tranche A Term Loans to the extent any are then outstanding, and thereafter to the mandatory prepayment of the Revolving Loans and permanent reduction of the Revolving Loan Commitments.

                  (d) Application of Prepayments to Base Rate Loans and
            Eursodollar Rate Loans. Considering Tranche A Term Loans, Tranche B Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

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

            C. GENERAL PROVISIONS REGARDING PAYMENTS.

            (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 Noon (San Francisco time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

            (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

            (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions set forth below its name on the appropriate signature page hereof or at such other account as such Lender may request in subsequent payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsection 2.3 and subsection 3.2. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

            (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

            (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

            D. APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS AFTER EVENT OF DEFAULT. Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders all payments received on account of the Secured Obligations, whether from Company, from Holdings or from any Subsidiary Guarantor or otherwise and all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document shall be applied or held by the Administrative Agent as provided in Section 17 of the Security Agreement.

      2.5   USE OF PROCEEDS.

            A. TERM LOANS. The proceeds of the Term Loans (excluding the proceeds of Term Loans outstanding under (and as defined in) the Original Credit Agreement on the Closing Date) shall be used by Company as follows:

      (i) on the Closing Date, up to $22,000,000 shall be used to repurchase, redeem, defease or otherwise retire all of the Subordinated Notes;

      (ii) on or prior to March 15, 2004 (or in the case of bonuses to holders of employee stock options, when the holders' rights to purchase shares of Holdings Common Stock pursuant to such options become vested), up to $25,000,000 shall be distributed to PRA Sub, which in turn will distribute funds to Holdings, which in turn will (a) purchase shares, or stock options or warrants to purchase shares, of Holdings Common Stock, (b) purchase, or cause 4063988 Canada Inc. or any other Subsidiary to purchase, Exchangeable Shares, (c) make a dividend distribution to holders of Holdings Common Stock, (d) make, or cause 4063988 Canada Inc. or any other Subsidiary to make, a dividend distribution to holders of Exchangeable Shares, and (e) pay bonuses to holders of vested and unvested employee stock options to purchase Holdings Common Stock; and

      (iii) to pay the fees payable on the Closing Date referred to in subsection 2.3, to pay expenses payable in connection with this Agreement pursuant to subsection 10.2, and to pay the fees and expenses payable in connection with the transactions contemplated by clause (ii) of this subsection 2.5A.

            B. REVOLVING LOANS; SWING LINE LOANS. The proceeds of the Revolving Loans and any Swing Line Loans shall be applied by Company for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Company's wholly-owned Subsidiaries in accordance with subsection 7.1(iii) for their own general corporate purposes; provided that the proceeds of the Revolving Loans may be used by Company from time to time to finance Permitted Acquisitions only if after giving effect to the consummation of such Permitted Acquisition the unused portion of the Revolving Loan Commitments is at least $10,000,000.

            C. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

      2.6   SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

            Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

            A. DETERMINATION OF APPLICABLE INTEREST RATE. On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

            B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

            C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination, and Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Thereafter (a) the

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

obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above, and Administrative Agent shall promptly notify each other Lender of the receipt of such notice. Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

            D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

            E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

            F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period, whether or not its Eurodollar Rate Loans had been funded in such manner.

            G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default under subsection 8.1, 8.6, 8.7 or 8.9 or an Event of Default or after the occurrence of and during the continuation for more than 30 days of a Potential Event of Default under subsection 8.8, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection
4.2 cannot then be satisfied, to be rescinded by Company.

      2.7   INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

            A. COMPENSATION FOR INCREASED COSTS. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

            (i) subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

            (ii) imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Eurodollar Rate); or

            (iii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided that Company shall not be required to compensate a Lender pursuant to this subsection for any increased cost in respect of a period occurring more than 180 days prior to the date that such Lender notifies Company of such Lender's intention to claim compensation therefor unless the circumstances giving rise to such increased cost become applicable retroactively, in which case no such time limit shall apply so long as such Lender requests compensation within 180 days from the date such circumstances become applicable.

      B.    TAXES.

            (i) Payments to Be Free and Clear. Except as otherwise provided in subsection 2.7B(ii), all sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

            (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                  (a) Company shall notify Administrative Agent of any such
            requirement or any change in any such requirement as soon as Company becomes aware of it;

                  (b) Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                  (c) the sum payable by Company in respect of which the
            relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                  (d) within 30 days after paying any sum from which it is
            required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date on which such Lender became a Lender in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender, in respect of payments to such Lender.

            (iii) Evidence of Exemption from U.S. Withholding Tax.

                  (a) Each Non-US Lender shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under
            Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of "portfolio interest", a form W-8BEN, and, in the case of a Lender that has certified in writing to Administrative Agent that it is not a "bank" (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), a certificate of such Lender certifying that such Lender is not (i) a "bank" for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company, PRA Sub or Holdings or (iii) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code), in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                  (b) Each Non-US Lender, to the extent it does not act or
            ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Closing Date (in the case of each Lender listed on the signatures pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, establishing that the portion of any such sums paid or payable with respect to which such Lender acts for its own account is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

                  (c) Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                  (d) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a),
            (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

            C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability, in each case after the date hereof, of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change after the date hereof therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction; provided that Company shall not be required to compensate a Lender pursuant to this subsection for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date that such Lender notifies Company of such Lender's intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction become applicable retroactively, in which case no such time limit shall apply so long as such Lender requests compensation within 180 days from the date such circumstances become applicable.

      2.8 STATEMENT OF LENDERS; OBLIGATION OF LENDERS AND ISSUING LENDERS TO MITIGATE.

            A. STATEMENTS. Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

            B. MITIGATION. Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, use commercially reasonable effort to make, issue, fund or maintain the Commitments of such Lender or the Affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

      2.9   REPLACEMENT OF A LENDER.

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            If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, or a Lender becomes an Affected Lender (any such Lender, a "SUBJECT LENDER"), so long as (i) no Potential Event of Default under subsection 8.1, 8.6, 8.7 or 8.9 or Event of Default shall have occurred and be continuing and no Potential Event of Default under subsection 8.8 shall have occurred and be continuing for more than 30 days and Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender's Loans and assume the Subject Lender's Commitments and all other obligations of the Subject Lender hereunder,
(ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements reasonably acceptable to such Issuing Lender (such as a "back-to-back" letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon 10 days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, and (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled

SECTION 3. LETTERS OF CREDIT

      3.1 ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS THEREIN.

            A. LETTERS OF CREDIT. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iv), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the purposes specified in the definition of Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

            (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

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            (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $7,500,000;

            (iii) except with respect to the Letters of Credit set forth on
      Schedule 3.1(a) annexed hereto, any Letter of Credit having an expiration date later than the earlier of (a) ten days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

            (iv) any Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code); and

            (v) any Letter of Credit denominated in a currency other than Dollars, the Euro, Pound Sterling, South African Rand, Australian Dollars or Yen.

            On and after the Closing Date, the Letters of Credit outstanding under (and as defined in) the Original Credit Agreement as of the Closing Date, set forth on Schedule 3.1(b) attached hereto, shall be automatically deemed for all purposes to be Letters of Credit outstanding under this Agreement and shall be subject to all of the terms and conditions of this Agreement and the other Loan Documents.

            B. MECHANICS OF ISSUANCE.

            (i) Request for Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to the proposed Issuing Lender (with a copy to Administrative Agent if Administrative Agent is not the proposed Issuing Lender) a Request for Issuance no later than 9:00 A.M. (San Francisco time) at least three Business Days, or such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance. No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) that such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

            Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the

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      applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

            (ii) Determination of Issuing Lender. Upon receipt by a proposed Issuing Lender of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, (a) in the event Administrative Agent is the proposed Issuing Lender, Administrative Agent shall be the Issuing Lender with respect to such Letter of Credit, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect; provided that Administrative Agent shall not be obligated to issue any Letter of Credit denominated in a foreign currency which in the judgment of Administrative Agent is not readily and freely available, and (b) in the event any other Revolving Lender is the proposed Issuing Lender, such Revolving Lender shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and (1) if such Revolving Lender so elects to issue such Letter of Credit it shall be the Issuing Lender with respect thereto and
      (2) if such Revolving Lender fails to so promptly notify Company and Administrative Agent or declines to issue such Letter of Credit, Company may request Administrative Agent or another Revolving Lender to be the Issuing Lender with respect to such Letter of Credit in accordance with the provisions of this subsection 3.1B.

            (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

            (iv) Notification to Revolving Lenders. Upon the issuance of or amendment to any Letter of Credit, Administrative Agent shall notify each Revolving Lender in writing of such issuance or amendment and the amount of such Revolving Lender's respective participation in such Letter of Credit or amendment, and, if so requested by a Revolving Lender, Administrative Agent shall provide such Lender with a copy of such Letter of Credit or amendment.

            C. REVOLVING LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender's Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

      3.2   LETTER OF CREDIT FEES.

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            Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

            (i) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit;

            (ii) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable Eurodollar Rate Margin for Revolving Loans per annum of the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

            (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), customary documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with the applicable Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

            For purposes of calculating any fees payable under clauses (i) and
(ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause (ii) of this subsection 3.2, Administrative Agent shall distribute to each Revolving Lender its Pro Rata Share of such amount.

      3.3   DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

            A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the applicable Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

            B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event any Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange
Rate) and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall

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have notified Administrative Agent prior to 10:00 A.M. (San Francisco time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a payment under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

            C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

            (i) Payment by Revolving Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated, in the case of a payment under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Revolving Lender's respective participation therein based on such Revolving Lender's Pro Rata Share. Each Revolving Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (San Francisco time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Revolving Lender fails to make available to such Issuing Lender on such business day the amount of such Revolving Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Revolving Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which

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      payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

            (ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Revolving Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such payment under the Letter of Credit when such payments are received. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

            D. INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

            (i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to payments under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

            (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Revolving Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, such Issuing Lender shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such other Revolving Lender's Pro Rata Share of

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      any interest received by such Issuing Lender in respect of that portion of such payment so reimbursed by other Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such payment is reimbursed by Company. Any such distribution shall be made to a Revolving Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Revolving Lender may request.

      3.4   OBLIGATIONS ABSOLUTE.

            The obligation of Company to reimburse any Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

            (i) any lack of validity or enforceability of any Letter of Credit;

            (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

            (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (iv) payment by any Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

            (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

            (vi) any breach of this Agreement or any other Loan Document by any party thereto;

            (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

            (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

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provided, in each case, that payment by any Issuing Lender under the applicable
Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

      3.5   INDEMNIFICATION; NATURE OF ISSUING LENDERS' DUTIES.

            A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 2.7, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of outside counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority.

            B. NATURE OF ISSUING LENDERS' DUTIES. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no Issuing Lender shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority specified in subsection 3.5A, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's rights or powers hereunder.

            In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

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            Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT

            The obligations of Lenders to make Loans and issue Letters of Credit hereunder are subject to the satisfaction of the following conditions.

      4.1 CONDITIONS TO TERM LOANS AND INITIAL REVOLVING LOANS AND SWING LINE LOANS.

            The obligations of Lenders to make the Term Loans and any Revolving Loans and Swing Line Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

            A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

            (i) Copies of all amendments to the organizational documents, including the Certificate or Articles of Incorporation and the bylaws, of each Loan Party executed on or after June 14, 2002 and copies of the organizational documents, including the Certificate or Articles of Incorporation and the bylaws, of any Loan Party organized on or after June 14, 2002, in each case certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

            (ii) Resolutions of the Governing Body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

            (iii) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

            (iv) Executed originals of the Loan Documents to which such Person is a party; and

            (v) Such other documents as Administrative Agent may reasonably request.

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            B. FEES. Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

            C. REPRESENTATIONS AND WARRANTIES; PERFORMANCE OF AGREEMENTS. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Closing Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Closing Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified by its terms as to materiality, with respect to such representation and warranty, covenant or condition the applicable materiality qualifier set forth above shall be disregarded for purposes of this condition.

            D. FINANCIAL STATEMENTS; PRO FORMA FINANCIAL STATEMENTS. On or before the Closing Date, Lenders shall have received from Company (i) an unaudited consolidated balance sheet of Company and its Subsidiaries as at September 30, 2003 and the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for the Fiscal Quarter then ended certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year-end adjustments, (ii) an unaudited consolidated balance sheet of Company and its Subsidiaries as at the last day of each month ended on or after October 31, 2003 and more than 30 days prior to the Closing Date and the related consolidated statements of income and stockholders' equity of Company and its Subsidiaries for the month then ended certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year-end adjustments and (iii) projected financial statements (including a consolidated balance sheet, income statements and cash flow statements) of Company and its Subsidiaries for fiscal years 2003 through and including 2009, giving effect to the transactions contemplated by the Loan Documents in form and substance satisfactory to Administrative Agent.

            E. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders shall have received originally executed copies of one or more favorable written opinions of Latham & Watkins LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in
Exhibit IX annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

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            F. OPINIONS OF ADMINISTRATIVE AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Administrative Agent, dated as of the Closing Date, substantially in the form of Exhibit X annexed hereto.

            G. SOLVENCY ASSURANCES. On the Closing Date, Administrative Agent and Lenders shall have received an Officer's Certificate of Company from its chief financial officer dated the Closing Date, substantially in the form of
Exhibit XII annexed hereto and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Company and each guaranteeing Subsidiary will be Solvent.

            H. EVIDENCE OF INSURANCE. Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

            I. NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; EXPIRATION OF WAITING PERIODS, ETC. Except as set forth in Schedule 4.1I annexed hereto, Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Closing Date. Each such Governmental Authorization or consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Loan Documents or the financing thereof. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

            J. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings, PRA Sub, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (ii), (iii) and (iv) below) that may be necessary or, in the opinion of Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

            (i) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock

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      powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all certificated Capital Stock pledged pursuant to the Holdings Pledge Agreement, the Security Agreement and any Foreign Pledge Agreement (except to the extent previously delivered to Administrative Agent and except that such certificates representing Capital Stock of MFH, Inc. and Call Co shall not be required on the Closing Date) and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

            (ii) Lien Searches and UCC Termination Statements. Delivery to Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement);

            (iii) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents; and

            (iv) PTO Cover Sheets, Etc. Delivery to Administrative Agent of all cover sheets or other documents or instruments required to be filed with the PTO in order to create or perfect Liens in respect of any IP Collateral.

            K. CLOSING DATE COMPLIANCE CERTIFICATE. Consolidated EBITDA for the twelve-month period ended October 31, 2003 shall be not less than $35,000,000 and the ratio of (i) Consolidated Total Debt as of the Closing Date after giving effect to the aggregate principal amount of all Indebtedness to be incurred on the Closing Date to (ii) Consolidated EBITDA for the twelve-month period ended October 31, 2003 shall not exceed 1.85 to 1.0. On the Closing Date, Company shall deliver to Administrative Agent a Closing Date Compliance Certificate demonstrating in reasonable detail compliance with such restrictions.

            L. EXISTING INDEBTEDNESS. On the Closing Date, Company shall have
(a) repurchased, redeemed, defeased or otherwise retired all of the Subordinated Notes, (b) terminated any commitments to lend or make other extensions of credit thereunder and (c) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Indebtedness or other obligations of Company thereunder.

            M. MATTERS RELATING TO FEES AND INTEREST. On or prior to the Closing Date, Company shall have paid in full all interest and fees accrued to and including the calendar day immediately preceding the Closing Date pursuant to the Original Credit Agreement.

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      4.2   CONDITIONS TO ALL LOANS.

            The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

            A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

            B. As of that Funding Date:

            (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified by its terms as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition;

            (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

            (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

            (iv) No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date; and

            (v) Company shall have delivered such other certificates or documents that Administrative Agent shall reasonably request, in form and substance satisfactory to Administrative Agent.

      4.3   CONDITIONS TO LETTERS OF CREDIT.

            The issuance of any Letter of Credit hereunder (whether or not any Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

            A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

            B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally

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executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

            C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

SECTION 5. COMPANY'S REPRESENTATIONS AND WARRANTIES

            In order to induce Lenders to enter into this Agreement and to make the Loans, to induce the Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company represents and warrants to each Lender:

      5.1 ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND SUBSIDIARIES.

            A. ORGANIZATION AND POWERS. Each Loan Party is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). Each Loan Party has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

            B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

            C. CONDUCT OF BUSINESS. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.11.

            D. SUBSIDIARIES. All of the Subsidiaries of Holdings and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv). The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such Capital Stock constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its

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assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

      5.2   AUTHORIZATION OF BORROWING, ETC.

            A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

            B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries which violation could reasonably be expected to have a Material Adverse Effect, or violate any provision of the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) except as set forth in
Schedule 5.2 annexed hereto, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or
(iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

            C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization.

            D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

      5.3   FINANCIAL CONDITION.

            Company has heretofore delivered to Lenders, at Lenders' request, the financial statements and information set forth in subsection 4.1D. All such statements other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating

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basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Neither Holdings nor any of its Subsidiaries has (and will not have following the funding of the initial Loans) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and, as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries.

      5.4   NO MATERIAL ADVERSE CHANGE; NO RESTRICTED JUNIOR PAYMENTS.

            Since December 31, 2002, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted on the Closing Date or by subsection 7.5.

      5.5   TITLE TO PROPERTIES; LIENS; REAL PROPERTY; INTELLECTUAL PROPERTY.

            A. TITLE TO PROPERTIES; LIENS. Holdings and its Subsidiaries have
(i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

            B. REAL PROPERTY. As of the Closing Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset, regardless of whether a Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder that could reasonably be expected to result in a Material Adverse Effect, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

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

            C. INTELLECTUAL PROPERTY. As of the Closing Date, Holdings and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Holdings or any of its Subsidiaries know of any valid basis for any such claim except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Holdings and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. All federal and state and all foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by Holdings or any of its Subsidiaries on the Closing Date are described on Schedule 5.5C annexed hereto.

      5.6   LITIGATION; ADVERSE FACTS.

            Except as set forth in Schedule 5.6 annexed hereto, there are no Proceedings (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Holdings, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

      5.7   PAYMENT OF TAXES.

            Except to the extent permitted by subsection 6.3, all federal, foreign and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

      5.8 PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL CONTRACTS.

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            A. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

            B. Neither Holdings nor any of its Subsidiaries is a party to or otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

            C. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on
Schedule 5.8, as of the Closing Date all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.

      5.9   GOVERNMENTAL REGULATION.

            Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

      5.10  SECURITIES ACTIVITIES.

            A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

            B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

      5.11  EMPLOYEE BENEFIT PLANS.

            A. Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their material obligations under each Employee Benefit Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified. Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing

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with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made.

            B. No ERISA Event has occurred or is reasonably expected to occur.

            C. Except to the extent required under Section 4980B of the Internal Revenue Code or any applicable state law or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

            D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000.

            E. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $500,000.

            F. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan which is funded, determined as of the end of the most recently ended fiscal year of each such Foreign Pension Plan on the basis of actuarial assumptions, each of which is reasonable, did not exceed the fair market value of the assets of such Foreign Pension Plan by more than $500,000, and for each Foreign Pension Plan which is not funded, the obligations of such Foreign Pension Plan are properly accrued on the financial statements of the Company or the applicable Subsidiary.

      5.12  CERTAIN FEES.

            Except as otherwise disclosed to Lenders prior to the date hereof, no broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

      5.13  ENVIRONMENTAL PROTECTION.

            Except as set forth in Schedule 5.13 annexed hereto:

            (i) neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
      (a) any Environmental Law, (b) any

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      Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (ii) neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section
      9604) or any comparable state law;

            (iii) there are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (iv) neither Holdings nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings' or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

            (v) compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

      5.14  EMPLOYEE MATTERS.

            There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

      5.15  SOLVENCY.

            Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

      5.16  MATTERS RELATING TO COLLATERAL.

            A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1J, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to

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Administrative Agent for filing (but not yet filed) and the periodic filing of
UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

            B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

            C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and to evidence permitted lease obligations and other Liens permitted pursuant to subsection 7.2, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

            D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

            E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

      5.17  DISCLOSURE.

            No representation or warranty of Holdings or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to any Loan Party, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Loan Party to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to any Loan Party (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

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      5.18  SUBORDINATED INDEBTEDNESS.

            The Obligations constitute senior indebtedness that is entitled to the benefits of the subordination provisions, if any, of all Subordinated Indebtedness of Holdings and its Subsidiaries.

      5.19  INDEBTEDNESS OUTSTANDING.

            As of the Closing Date, Schedule 5.19 annexed hereto contains a true, accurate and complete description of (i) all Indebtedness of the Loan Parties (other than the Obligations) that will be outstanding after the Closing Date and (ii) all Indebtedness of the Loan Parties that will be repaid, defeased, transferred or otherwise terminated on or prior to the Closing Date.

      5.20  REPORTING TO IRS.

            Company does not intend to treat the Loans and any related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event Company determines to take any action inconsistent with such intention, it will promptly notify Administrative Agent thereof.

            Company acknowledges that one or more Lenders may treat their Loans as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Section 301.6112-1, and Administrative Agent and such Lender or Lenders, as applicable, may file such IRS forms or maintain such lists and other records as they may determine is required by such Treasury Regulations.

      5.21  FOREIGN ASSETS CONTROL REGULATIONS, ETC.

            Neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079
(2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

SECTION 6. COMPANY'S AFFIRMATIVE COVENANTS

            Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders

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shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

      6.1   FINANCIAL STATEMENTS AND OTHER REPORTS.

            Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and Lenders:

            (i) Events of Default, etc.: promptly upon any officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any change in the independent certified public accountants of Holdings or any of its Subsidiaries or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

            (ii) Monthly Financials: as soon as available and in any event within 30 days after the end of each month of each Fiscal Year (other than any month that is also the last month of a Fiscal Quarter or Fiscal Year),
      (a) the condensed consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such month, the related consolidated statement of income of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures from the Financial Plan for the current Fiscal Year, and the related statements of income of each business unit of Company and its Subsidiaries for such month, all in reasonable detail and (b) the backlog amount as of the end of such month;

            (iii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter, the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, and the related statements of income of each business unit of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in

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      reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, (b) a report in substantially the form provided to Lenders prior to the date hereof and (c) the graphic presentation prepared for the Governing Body of Company for such Fiscal Quarter;

            (iv) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year, the balance sheet of each business unit of Company and its Subsidiaries as at the end of such Fiscal Year, the related consolidated statements of income, stockholders' equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, and the related statements of income of each business unit of Company and its Subsidiaries for such Fiscal Year, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a report in substantially the form provided to Lenders prior to the date hereof, (c) the graphic presentation prepared for the Governing Body of Company for such Fiscal Year, and (d) in the case of such consolidated financial statements, a report thereon of PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Company and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

            (v) Compliance Certificates: together with each delivery of financial statements of Company and its Subsidiaries pursuant to subdivisions (iii) and (iv) above, (a) an Officer's Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company has taken, is taking and

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      proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

            (vi) Accountants' Certification: together with each delivery of consolidated financial statements of Company and its Subsidiaries pursuant to subdivision (iv) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

            (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

            (viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

            (ix) Litigation or Other Proceedings: promptly upon any officer of Company obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

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                  (x) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect;

                  (y) when considered together with all other Proceedings
            previously disclosed pursuant to this subsection has a reasonable possibility of giving rise to a Material Adverse Effect; or

                  (z) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

      written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

            (x) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

            (xi) ERISA Notices: with reasonable promptness, copies of (a) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

            (xii) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the "FINANCIAL PLAN" for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (b) forecasted statements of income of each business unit of Company and its Subsidiaries for each month of such Fiscal Year and forecasted statements of cash flows of each business unit of Company and its Subsidiaries for each Fiscal Quarter of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

            (xiii) Insurance: as soon as practicable after any material change in insurance coverage maintained by Holdings and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

            (xiv) Governing Body: with reasonable promptness, written notice of any change in the Governing Body of Holdings or any of its Subsidiaries;

            (xv) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which

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      such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

            (xvi) Sales Activity: as soon as practicable and in any event no later than 45 days after the end of each Fiscal Quarter, a Closed Contract Report and Backlog Report for such Fiscal Quarter, which Backlog Report shall identify any contracts contained in a prior Backlog Report that have been cancelled during such Fiscal Quarter that individually or in the aggregate represented 2% or more of the aggregate amount reflected on such Backlog Report; and

            (xvii) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

      6.2   EXISTENCE, ETC.

            Except as permitted under subsection 7.7, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither Holdings nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Governing Body of Holdings or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings, such Subsidiary or Lenders.

      6.3   PAYMENT OF TAXES AND CLAIMS; TAX.

            A. Holdings will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such proceedings operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

            B. Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

      6.4 MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET INSURANCE/ CONDEMNATION PROCEEDS.

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            A. MAINTENANCE OF PROPERTIES. Holdings will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and damage caused by force majeure events excepted, all material properties used or useful in the business of Holdings and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof (including repair of damage caused by force majeure events).

            B. INSURANCE. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder for any covered loss in excess of $250,000 and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

            C. APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

            (i) Business Interruption Insurance. Upon receipt by Company or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default or Potential Event of Default under subsection 8.1, 8.6, 8.7 or
      8.9 shall have occurred and be continuing and no Potential Event of Default under subsection 8.8 shall have occurred and be continuing for more than 30 days, Company or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default under subsection 8.1, 8.6, 8.7 or 8.9 shall have occurred and be continuing or Potential Event of Default under subsection 8.8 shall have occurred and be continuing for more than 30 days, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B;

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            (ii) Net Insurance/Condemnation Proceeds Received by Company. Upon
      receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default under subsection 8.1, 8.6, 8.7 or 8.9 shall have occurred and be continuing and no Potential Event of Default under subsection 8.8 shall have occurred and be continuing for more than 30 days, Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) if an Event of Default or Potential Event of Default under subsection 8.1, 8.6, 8.7 or
      8.9 shall have occurred and be continuing and no Potential Event of Default under subsection 8.8 shall have occurred and be continuing for more than 30 days, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B; and

            (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds other than from business interruption insurance as loss payee, (a) if and to the extent Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B, and (b) to the extent the foregoing clause (a) does not apply and (1) the aggregate amount of such Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss does not exceed $250,000, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received, and (2) if the aggregate amount of Net Insurance/Condemnation Proceeds received (and reasonably expected to be received) by Administrative Agent in respect of any covered loss exceeds $250,000, Administrative Agent shall hold such Net Insurance/Condemnation Proceeds pursuant to the terms of the Security Agreement and, so long as Company or any of its Subsidiaries proceeds diligently to repair, restore or replace the assets of Company or such Subsidiary in respect of which such Net Insurance/Condemnation Proceeds were received, Administrative Agent shall from time to time disburse to Company or such Subsidiary from the Collateral Account, to the extent of any such Net Insurance/Condemnation Proceeds remaining therein in respect of the applicable covered loss, amounts necessary to pay the cost of such repair, restoration or replacement after the receipt by Administrative Agent of invoices or other documentation reasonably satisfactory to Administrative Agent relating to the amount of costs so incurred and the work performed (including, if required by Administrative Agent, lien releases and architects' certificates); provided, however that if at any time Administrative Agent reasonably determines

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      (A) that Company or such Subsidiary is not proceeding diligently with such repair, restoration or replacement or (B) that such repair, restoration or replacement cannot be completed with the Net Insurance/Condemnation Proceeds then held by Administrative Agent for such purpose, together with funds otherwise available to Company for such purpose, or that such repair, restoration or replacement cannot be completed within 180 days after the receipt by Administrative Agent of such Net Insurance/Condemnation Proceeds, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/ Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B.

      6.5   INSPECTION RIGHTS; LENDER MEETING.

            A. INSPECTION RIGHTS. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

            B. LENDER MEETING. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

            C. COLLATERAL AUDITS. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to conduct audits of the Collateral of Loan Parties all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however that so long as no Event of Default has occurred and is continuing, the costs and expenses of such audits required to be paid by Company shall not exceed $20,000 during any Fiscal Year.

      6.6   COMPLIANCE WITH LAWS, ETC.

            Holdings shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

      6.7   ENVIRONMENTAL MATTERS.

            A. ENVIRONMENTAL DISCLOSURE. Company will deliver to Administrative Agent and Lenders:

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            (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, and (b) any remedial action taken by any Loan Party or any other Person in response to (1) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

            (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity; and

            (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to commence manufacturing or other industrial operations or to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

            B. COMPANY'S ACTIONS REGARDING HAZARDOUS MATERIALS ACTIVITIES, ENVIRONMENTAL CLAIMS AND VIOLATIONS OF ENVIRONMENTAL LAWS.

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            (i) Remedial Actions Relating to Hazardous Materials Activities.
      Holdings shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim and that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

            (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Holdings shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by Holdings or any of its Subsidiaries that could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

      6.8 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS AFTER THE CLOSING DATE.

            A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Domestic Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1J) as may be necessary or, in the opinion of Administrative Agent, reasonably desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Domestic Subsidiary described in the applicable forms of Collateral Documents.

            B. FOREIGN SUBSIDIARIES. In the event that any Person becomes a Foreign Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly owned by Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions (including actions, documents and instruments comparable to those described in subsection 4.1J) as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on 65% of the capital stock of such Foreign Subsidiary; provided, however, that no action shall be required to be taken by any Loan Party with respect to the Capital Stock of any Foreign Subsidiary pursuant to this subsection in the event that Company and Administrative Agent agree in good faith that the

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pledge of such Capital Stock would result in an unreasonable tax liability to any Loan Party or would otherwise be impracticable.

            C. SUBSIDIARY ORGANIZATIONAL DOCUMENTS, LEGAL OPINIONS, ETC. In the event that any Person becomes a Subsidiary of Company after the date hereof, Company shall deliver to Administrative Agent, together with the Loan Documents required by subsections 6.8A and 6.8B hereof, (i) certified copies of such Subsidiary's Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, (iii) if the parent of such Subsidiary is Company or a Domestic Subsidiary, an executed supplement to the Security Agreement evidencing the pledge of the Capital Stock of such Subsidiary by Company or a Subsidiary of Company that owns such Capital Stock, accompanied by all certificates evidencing such Capital Stock, together with an irrevocable undated stock powers duly endorsed in blank and satisfactory in form and substance to Administrative Agent, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

      6.9   MATTERS RELATING TO REAL PROPERTY COLLATERAL.

            A. MORTGAGES, ETC. From and after the Closing Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in real property with a fair market value of $500,000 or more or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in such real property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a "MORTGAGED PROPERTY"), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Mortgaged Property; and such opinions, appraisal, documents, title insurance and environmental reports with respect to such Mortgaged Property that may be reasonably required by Administrative Agent.

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            B. REAL ESTATE APPRAISALS. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

      6.10  INTEREST RATE PROTECTION.

            At all times after the date that is 90 days after the Closing Date, Company shall maintain in effect one or more Interest Rate Agreements with respect to the Term Loans, in an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Term Loans, which Interest Rate Agreements shall have the effect of establishing a maximum interest rate with respect to such notional principal amount, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent and with a term of not less than three years.

      6.11  DEPOSIT ACCOUNTS AND CASH MANAGEMENT SYSTEMS.

            Company shall, and shall cause each of its Domestic Subsidiaries to, use and maintain its Deposit Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent. From and after the date that is 90 days after the Closing Date, Company shall not permit such Deposit Accounts maintained in the United States at any time to have a principal balance in excess of $250,000 in the aggregate unless, with respect to any amounts in excess of $250,000, Company or such Domestic Subsidiary, as the case may be, has
(i) executed and delivered to Administrative Agent a Control Agreement and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such Deposit Account; provided that if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account is maintained Company shall, or shall cause such Subsidiary to, within 30 days after receiving a written request by Administrative Agent to do so, transfer all amounts in the applicable Deposit Account to a Deposit Account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement; provided further that during the period from and including the Closing Date to and including the date that is 90 days after the Closing Date, Company shall not permit Deposit Accounts maintained in the United States to have a principal balance in excess of $1,000,000 in the aggregate unless Company or its Subsidiaries shall have taken the actions required in clauses (i) and (ii) of this subsection 6.11 with respect to any amounts in excess of $250,000. Company shall not, and shall not permit any of its Domestic Subsidiaries to, accumulate amounts in Deposit Accounts maintained outside the United States at any time in excess of amounts used by Company and such Subsidiaries in the ordinary course of business.

      6.12  COLLATERAL ACCESS AGREEMENTS.

            Company shall use its commercially reasonable best efforts to obtain, within 90 days after the date hereof, executed Collateral Access Agreements for all Material Leasehold Property.

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      6.13  POST CLOSING.

            A. Within 30 days of the Closing Date or such later date agreed by the Administrative Agent in its sole discretion, Company shall, and shall cause each of its Domestic Subsidiaries to, deliver to Administrative Agent certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all Capital Stock of MFH, Inc. and Call Co pledged pursuant to the Security Agreement.

            B. Within 90 days of the Closing Date or such later date agreed by the Administrative Agent in its sole discretion,

            (i) Company shall, and shall cause each of its Domestic Subsidiaries to, execute and deliver to Administrative Agent the Foreign Pledge Agreements with respect to 65% of the Capital Stock owned by Company or a Domestic Subsidiary of all Foreign Subsidiaries with respect to which Administrative Agent deems a Foreign Pledge Agreement necessary or advisable to perfect or otherwise protect the First Priority Liens granted to Administrative Agent on behalf of Lenders in such Capital Stock, and taken all such other actions under the laws of such jurisdictions as Administrative Agent may deem necessary or advisable to perfect or otherwise protect such Liens; provided, however, that no action shall be required to be taken by any Loan Party with respect to the Capital Stock of any Foreign Subsidiary pursuant to this subsection in the event that Company and Administrative Agent agree in good faith that the pledge of such Capital Stock would result in an unreasonable tax liability to any Loan Party or would otherwise be impracticable; and

            (ii) Company shall, and shall cause each of its Subsidiaries to, deliver to Administrative Agent an original executed intercompany note of any and all Foreign Subsidiaries with Indebtedness to any Loan Party in favor of all Loan Parties, duly endorsed in a manner satisfactory to Administrative Agent.

SECTION 7. COMPANY'S NEGATIVE COVENANTS

            Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

      7.1   INDEBTEDNESS.

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

            (i) Company may become and remain liable with respect to the Obligations;

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            (ii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

            (iii) Company may become and remain liable with respect to Indebtedness to any of its wholly-owned Domestic Subsidiaries, and any wholly-owned Domestic Subsidiary may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Domestic Subsidiary; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, and (c) any payment by any Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

            (iv) Company may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto and any refinancing thereof in an aggregate principal amount not to exceed the amount outstanding on the Closing Date;

            (v) Foreign Subsidiaries may become and remain liable with respect to other Indebtedness in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

            (vi) Company and its Subsidiaries may become and remain liable in respect of Capital Leases (including those described in Schedule 7.1 annexed hereto) aggregating not in excess of $5,000,000 at any time;

            (vii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness secured by Liens permitted under subsection 7.2(v) in an aggregate principal amount not to exceed $5,000,000 at any time outstanding;

            (viii) Foreign Subsidiaries organized or formed under the laws of any country other than the Designated Countries may become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company in an aggregate principal amount not to exceed $4,000,000 at any time outstanding;

            (ix) Foreign Subsidiaries organized or formed under the laws of one of the Designated Countries may become and remain liable with respect to Indebtedness to Company or any Subsidiary of Company in an aggregate amount not to exceed $4,000,000 at any time outstanding;

            (x) Foreign Subsidiaries organized or formed under the laws of one of the Designated Countries may become and remain liable with respect to other Indebtedness to any other Foreign Subsidiary organized or formed under the laws of one of the Designated Countries; and

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            (xi) Company and its Subsidiaries may become and remain liable with respect to other Indebtedness and Contingent Obligations permitted under subsection 7.4(vi) in an aggregate principal amount not to exceed $4,000,000 at any time outstanding.

            (xii) Holdings may become and remain liable with respect to Indebtedness to sellers issued in connection with Permitted Acquisitions.

      7.2   LIENS AND RELATED MATTERS.

            A. PROHIBITION ON LIENS. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

            (i) Permitted Encumbrances;

            (ii) Liens granted pursuant to the Collateral Documents;

            (iii) Liens described in Schedule 7.2 annexed hereto and refinancings of the foregoing; provided that such Lien does not extend to any other assets of Company or its Subsidiaries;

            (iv) Liens on assets of Foreign Subsidiaries securing Indebtedness permitted under subsection 7.1(v); and

            (v) Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary; provided however, that the Lien shall apply only to the asset so acquired and the proceeds thereof.

            B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

            C. NO FURTHER NEGATIVE PLEDGES. Neither Holdings nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted under subsection 7.7 and (ii) any agreement governing Indebtedness permitted under subsection 7.1(v).

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            D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO HOLDINGS OR OTHER
SUBSIDIARIES. Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to
(i) pay dividends or make any other distributions on any of such Subsidiary's Capital Stock owned by Holdings or any other Subsidiary of Holdings, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (iii) make loans or advances to Holdings or any other Subsidiary of Holdings, or (iv) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings, except (a) as provided in this Agreement and any agreement governing Indebtedness permitted under subsection 7.1(v) and (b) as may be provided in an agreement with respect to an Asset Sale.

      7.3   INVESTMENTS; ACQUISITIONS.

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock or other ownership interest of any Person, or any division or line of business of any Person except:

            (i) Company and its Subsidiaries may make and own Investments in Cash Equivalents;

            (ii) Holdings and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Holdings and Holdings and its wholly-owned Domestic Subsidiaries may make and own additional equity Investments in their respective wholly-owned Domestic Subsidiaries;

            (iii) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(iii) and 7.1(x);

            (iv) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(viii) and 7.1(ix) and may make and own Investments in Foreign Subsidiaries provided that the aggregate amount of all such intercompany loans and Investments do not exceed at any time the amounts set forth in subsections 7.1(viii) and 7.1(ix);

            (v) Foreign Subsidiaries organized or formed under the laws of one of the Designated Countries may make and own other Investments in other Foreign Subsidiaries organized or formed under the laws of one of the Designated Countries;

            (vi) Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

            (vii) Company and its Subsidiaries may receive and hold promissory notes and other non-Cash consideration received in any Asset Sale permitted under subsection 7.7;

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            (viii) Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of (or as security for) Indebtedness or claims due or owing to Company or any of its Subsidiaries;

            (ix) Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $100,000;

            (x) Company and its Subsidiaries may acquire by purchase or otherwise all or substantially all of the business, property or fixed assets of, or Capital Stock of, any Person or any division or line of business of any Person (each a "PERMITTED ACQUISITION"); provided that either (a) (1) such Person, division or line of business is engaged in the businesses engaged in by Company and its Subsidiaries on the Closing Date or similar or related businesses, (2) Consolidated EBITDA of such Person, division or line of business (calculated in accordance with the definition thereof with respect to such Person, division or line of business) shall be positive for the most recently completed twelve-month period and Company shall have delivered to Administrative Agent financial statements with respect to such Person, division or line of business with respect to such twelve-month period in form and substance reasonably satisfactory to Administrative Agent, (3) the aggregate amount of all consideration payable by or on behalf of Company or any of its Subsidiaries in connection with any such proposed Permitted Acquisition in Cash, property, services, notes, bonds, debentures or other debt instruments, together with the aggregate principal amount of all Indebtedness assumed or Contingent Obligations incurred by Company or any of its Subsidiaries in connection with such Permitted Acquisition, shall not exceed $5,000,000 and the aggregate amount of all such consideration payable by or on behalf of Company or any of its Subsidiaries in connection with all proposed Permitted Acquisitions shall not exceed $10,000,000 in any Fiscal Year, and (4) Company shall have delivered a Compliance Certificate to Administrative Agent demonstrating that, after giving effect to such proposed Permitted Acquisition, Company shall be in compliance with the requirements of subsection 7.6, or (b) prior to such acquisition, Requisite Lenders have specifically consented in writing to the terms of such acquisition;

            (xi) Company and its Subsidiaries may acquire Securities in exchange for services rendered by Company and its Subsidiaries in an aggregate amount not to exceed at any time $2,500,000;

            (xii) Company may make loans to employees, former employees or their estates in connection with the exercise by such Persons of options to purchase shares of Holdings Common Stock in an aggregate amount not to exceed at any time $2,500,000; and

            (xiii) Company and its Subsidiaries may make secured loans to employees, former employees or their estates in connection with the conversion of any Exchangeable Shares into Holdings Common Stock, in each case to the extent required under Section 4.11, 4.12 or 4.13 of the Exchange and Support Agreement; provided that any such loan (a) may not exceed the aggregate amount of current tax liability of the borrower in respect of such conversion, (b) may not be funded more than seven days prior to the due

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      date of the associated tax liability and (c) must be made on the terms and conditions set forth in the Form of Secured Promissory Note attached as Schedule C to the Exchange and Support Agreement.

      7.4   CONTINGENT OBLIGATIONS.

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

            (i) Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty;

            (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

            (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection
      6.10 and Currency Agreements in the ordinary course of business;

            (iv) (a) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of the Merger Agreement and customary indemnification and purchase price adjustment obligations incurred in connection with Permitted Acquisitions and Asset Sales permitted under subsection 7.7 or other sales of assets in the ordinary course of business and (b) Holdings, Call Co and Call Co's Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with the CroMedica Acquisition pursuant to the terms of the CroMedica Share Purchase Agreement and issuances of Holdings Common Stock pursuant to the terms of the Exchangeable Shares and the Exchange and Support Agreement;

            (v) Company may become and remain liable with respect to Contingent Obligations in respect of leases not prohibited by this Agreement to which Subsidiaries are a party; and

            (vi) Company and its Domestic Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations and all Indebtedness permitted under subsection 7.1(xi) shall at no time exceed $4,000,000.

      7.5   RESTRICTED JUNIOR PAYMENTS.

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) any wholly-owned Subsidiary of Company may make Restricted Junior Payments to its parent, (ii) Company may make Restricted Junior Payments to Holdings in an aggregate amount not to exceed the general administrative costs and expenses actually paid by Holdings and the amount needed to discharge the actual consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (iii) upon the termination of employment of employees of Company or any of its Subsidiaries, Holdings may repurchase the Capital Stock of Holdings (or options to purchase such Capital Stock) held by such employees in an amount not to exceed $1,000,000 during any Fiscal Year or $4,000,000 in the aggregate (and Company may pay dividends to Holdings in an amount equal to such repurchases so long as Holdings applies the amount of such Restricted Junior Payment for such purpose), (iv) on or before March 15, 2004 (or in the case of bonuses to holders of employee stock options, when the holders' rights to purchase shares of Holdings Common Stock pursuant to such options become vested), Company may distribute up to $25,000,000 in the aggregate to PRA Sub, which in turn may distribute those funds to Holdings, which in turn may (a) purchase shares, or stock options or warrants to purchase shares, of Holdings Common Stock, (b) purchase, or cause 4063988 Canada Inc. or any other Subsidiary to purchase, Exchangeable Shares, (c) make a dividend distribution to holders of Holdings Common Stock, (d) make, or cause 4063988 Canada Inc. or any other Subsidiary to make, a dividend distribution to holders of Exchangeable Shares, and (e) pay bonuses to holders of vested and unvested employee stock options to purchase Holdings Common Stock, and (v) Holdings may issue Holdings Common Stock to the holders of the Exchangeable Shares upon redemption of the Exchangeable Shares in accordance with their terms and the terms of the Exchange and Support Agreement.

      7.6   FINANCIAL COVENANTS.

            A. MINIMUM INTEREST COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for any four-Fiscal Quarter period ending after December 31, 2003 to be less than
3.75 to 1.00.

            B. MINIMUM FIXED CHARGE COVERAGE RATIO. Company shall not permit the ratio of (i) Consolidated EBITDA minus Consolidated Capital Expenditures to (ii) Consolidated Fixed Charges for any four-Fiscal Quarter period ending during any of the periods set forth below to be less than the correlative ratio indicated:

                                                                                    MINIMUM FIXED
                 PERIOD                                                         CHARGE COVERAGE RATIO
                 ------                                                         ---------------------
Closing Date through September 30, 2004                                              1.10 to 1.00

October 1, 2004 through September 30, 2005                                           1.20 to 1.00

Thereafter                                                                           1.25 to 1.00

            C. MAXIMUM LEVERAGE RATIO. Company shall not permit the Consolidated Leverage Ratio as of the last day of the most recently ended Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

                  PERIOD                                                       MAXIMUM LEVERAGE RATIO
                  ------                                                       ----------------------
January 1, 2004 through December 31, 2004                                            2.50 to 1.00

January 1, 2005 though December 31, 2005                                             2.25 to 1.00

January 1, 2006 through December 31, 2006                                            2.00 to 1.00

Thereafter                                                                           1.75 to 1.00

      7.7   RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES.

            Holdings shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

            (i) any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

            (ii) any Foreign Subsidiary may be merged with or into any other Foreign Subsidiary; provided that, in the case of a merger involving a Foreign Subsidiary the Capital Stock of which is required to be pledged hereunder, such Foreign Subsidiary shall be the continuing or surviving Person;

            (iii) Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

            (iv) Company and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

            (v) Company and its Subsidiaries may make Asset Sales of assets having a fair market value not in excess of $1,500,000; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (b) the sole consideration received shall be Cash; and (c) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

            (vi) in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes or accounts receivable;

            (vii) Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law; and

            (viii) Any Person may be merged with or into any Subsidiary if the acquisition of the Capital Stock of such Person by such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and, if a Domestic Subsidiary, complies with the provisions of subsection 6.8 and (b) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto.

      7.8   CONSOLIDATED CAPITAL EXPENDITURES.

            Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any period indicated below, in an aggregate amount in excess of the corresponding amount set forth below opposite such period:

                                                                              MAXIMUM CONSOLIDATED
               PERIOD                                                         CAPITAL EXPENDITURES
               ------                                                         --------------------
Fiscal Year Ending December 31, 2003                                               $11,000,000

Fiscal Year Ending December 31, 2004                                               $14,000,000

Any Fiscal Year Thereafter                                                         $15,000,000

      7.9   TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Company and any of its wholly-owned Domestic Subsidiaries or between any of its wholly-owned Domestic Subsidiaries, (ii) reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, (iii) management fees permitted under subsection 7.14, (iv) issuances of shares of Holdings Common Stock in connection with the redemption of the Exchangeable Shares in accordance with their terms and the terms of the Exchange and Support Agreement, (v) loans permitted under subsection 7.3(xiii), and (vi) actions permitted under subsection 7.5(iv).

      7.10  SALES AND LEASE-BACKS.

            Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) that Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries) or (ii) that Holdings or any of its Subsidiaries intends to use for substantially the same purpose as any other property that has been or is to be sold or transferred by Holdings or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.

      7.11  CONDUCT OF BUSINESS.

            From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses. From and after the Closing Date, neither Holdings nor PRA Sub shall (i) engage in any business other than entering into and performing its obligations under and in accordance with the Loan Documents or
(ii) own any assets other than the capital stock of PRA Sub, Company and their respective Subsidiaries, as the case may be.

      7.12 AMENDMENTS OR WAIVERS OF CERTAIN AGREEMENTS, DOCUMENTS; AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS.

            A. AMENDMENTS OR WAIVERS OF CERTAIN AGREEMENTS, DOCUMENTS. Neither Holdings nor any of its Subsidiaries will agree to any material amendment to, or waive any of its material rights under (i) the Merger Agreement or (ii) any CroMedica Acquisition Document, without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver. Neither Holdings nor any of its Subsidiaries will amend, modify or change its Certificate or Articles of Incorporation (including, without limitation, by the filing of any certificate of designation) or bylaws or other organizational document, or any agreement entered into by such Person with respect to the Capital Stock of such Person the result of which is reasonably likely to be adverse to Lenders provided that this subsection 7.12A shall not restrict Company's ability to consummate public offerings under the Securities Act.

            B. AMENDMENTS OF DOCUMENTS RELATING TO SUBORDINATED INDEBTEDNESS. Company shall not, and shall not permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the principal of or interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to Company or Lenders.

      7.13  FISCAL YEAR.

            Company shall not change its Fiscal Year-end from December 31.

      7.14  MANAGEMENT FEES.

            Company shall not, and shall not permit any of its Subsidiaries to, pay management or other fees to Genstar Capital or any of its Affiliates except in accordance with the terms of this subsection. Provided no Event of Default has occurred and is continuing or would occur as a result of such payment, Company may pay management or other fees to Genstar Capital or any of its Affiliates, quarterly in arrears, in an aggregate amount not to exceed (i) during the Fiscal Year ended December 31, 2003, $848,720, or (ii) during any Fiscal Year thereafter, 103% of the management or other fees to Genstar Capital and its Affiliates paid during the immediately preceding Fiscal Year.

SECTION 8. EVENTS OF DEFAULT

            If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

      8.1   FAILURE TO MAKE PAYMENTS WHEN DUE.

            Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within three days after the date due; or

      8.2   DEFAULT IN OTHER AGREEMENTS.

            (i) Failure of Holdings, or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $500,000 or more or with an aggregate principal amount of $1,000,000 or more, in each case beyond the end of any grace period provided therefor; or

            (ii) breach or default by Holdings, or any of its Subsidiaries with respect to any other material term, in each case beyond the end of any grace period provided therefor, of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or

      Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

      8.3   BREACH OF CERTAIN COVENANTS.

            Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) or 6.2 or Section 7 of this Agreement; or

      8.4   BREACH OF WARRANTY.

            Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

      8.5   OTHER DEFAULTS UNDER LOAN DOCUMENTS.

            Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an Officer of Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

      8.6   INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

            (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

            (ii) an involuntary case shall be commenced against Holdings, or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

      8.7   VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

            (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

            (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

      8.8   JUDGMENTS AND ATTACHMENTS.

            Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $1,000,000 or (ii) in the aggregate at any time an amount in excess of $1,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

      8.9   DISSOLUTION.

            Any order, judgment or decree shall be entered against Holdings or any of its Subsidiaries decreeing the dissolution or split up of Holdings or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

      8.10  EMPLOYEE BENEFIT PLANS.

            There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $1,000,000; or

      8.11  MATERIAL ADVERSE EFFECT.

            Any event or change shall occur that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect; or

      8.12  CHANGE IN CONTROL.

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

            A Change in Control shall have occurred; or

      8.13 INVALIDITY OF GUARANTIES; FAILURE OF SECURITY; REPUDIATION OF OBLIGATIONS.

            At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any material portion of the Collateral purported to be covered thereby, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

      8.14  CONDUCT OF BUSINESS.

            The Loan Parties on a consolidated basis shall cease doing business;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

            Any amounts described in clause (i)(b) above, when received by Administrative Agent pursuant to clause (i) or (ii) above, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

            Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any other or subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

SECTION 9. ADMINISTRATIVE AGENT

      9.1   APPOINTMENT.

            A. APPOINTMENT OF ADMINISTRATIVE AGENT. Wells Fargo is hereby appointed Administrative Agent hereunder and under the other Loan Documents. Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this
Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

            B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

            In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

            Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

            C. CONTROL. Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent's security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

      9.2   POWERS AND DUTIES; GENERAL IMMUNITY.

            A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

            B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility

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or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

            C. EXCULPATORY PROVISIONS. No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

            D. AGENTS ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not

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performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

      9.3 INDEPENDENT INVESTIGATION BY LENDERS; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

            Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

      9.4   RIGHT TO INDEMNITY.

            Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agents and the officers, directors, employees, agents, attorneys, professional advisors and affiliates of each of them to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or and other such Persons in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from an Agent's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

      9.5   SUCCESSOR ADMINISTRATIVE AGENT AND SWING LINE LENDER.

            A. SUCCESSOR ADMINISTRATIVE AGENT. Any Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with

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all the rights, powers, privileges and duties of the retiring or removed
Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Agent's resignation or removal hereunder as an Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

            B. SUCCESSOR SWING LINE LENDER. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of Wells Fargo or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VII annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

      9.6   COLLATERAL DOCUMENTS AND GUARANTIES.

            Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not
(i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or
(ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented, (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the Capital Stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented or (c) subordinate the Liens of Administrative Agent, on behalf of Lenders, to any Liens permitted by subsection 7.2; provided that, in the case of a sale of such item of Collateral or stock referred to in subdivision (a) or (b), the requirements of subsection 10.14 are satisfied. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent

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on any of the Collateral pursuant to a public or private sale, Administrative
Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

            Without derogating from or limiting any other authority granted to Administrative Agent herein or in any other Loan Document, each Lender hereby specifically (i) authorizes Administrative Agent to enter into the Foreign Pledge Agreements, including, without limitation, such Foreign Pledge Agreements governed by the laws of Canada, France, Germany, Spain and the United Kingdom respectively, as agent on behalf of Lenders, with the effect that Lenders each become a secured party thereunder, (ii) appoints Administrative Agent as its attorney-in-fact granting it the powers to execute and register, as applicable, each such Foreign Pledge Agreement or any other document, instrument or agreement related to perfection, enforceability or notice of the security interests of Lenders in any of the Collateral in its name and on its behalf,
(iii) authorizes and empowers Administrative Agent to sub-delegate to third parties any or all of its powers as attorney-in-fact of each of Lenders and (iv) authorizes and empowers Administrative Agent to use its reasonable business judgment to establish the value of any Collateral for purposes of or in connection with perfection, enforceability or notice of the security interests of Lenders in any of the Collateral to the extent Administrative Agent believes may be necessary or desirable with respect to any foreign jurisdiction.

      9.7   DUTIES OF OTHER AGENTS.

            To the extent that any Lender is identified in this Agreement as a co-agent, documentation agent or syndication agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

      9.8   ADMINISTRATIVE AGENT MAY FILE PROOFS OF CLAIM.

            In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings or any of its Subsidiaries , Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

            (i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their

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      agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

            (ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

            Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

      9.9 POWER OF ATTORNEY. Each Lender hereby authorizes, empowers and instructs, with the right of delegation and substitution and under relief from any restrictions, Administrative Agent, on its sole signature, to act for and on behalf of it in connection with (i) the execution of any Foreign Pledge Agreement to be made pursuant to this Agreement with respect to any Loan Party's present and future shares (including ancillary rights) in any Foreign Subsidiary and (ii) the execution of any document notarizing any of the Loan Documents to make all statements and do all acts and things deemed necessary or useful under the circumstances and, in connection therewith, to grant subpowers of attorney to such Persons as shall be designated by Administrative Agent to the same extent as the power of attorney hereby created.

SECTION 10. MISCELLANEOUS

      10.1 SUCCESSORS AND ASSIGNS; ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

            A. GENERAL. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to the further provisions of this subsection 10.1). Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void). No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation. Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iv) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line

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Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause B(i) below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            B. ASSIGNMENTS.

            (i) Amounts and Terms of Assignments. Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender's rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure, Tranche A Term Loan Exposure or Tranche B Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $3,000,000, in the case of any assignment of a Revolving Loan, or $3,000,000, in the case of any assignment of a Term Loan, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii) and (d), except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld. Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and
      (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such

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      Lender is the Issuing Lender with respect to any outstanding Letters of
      Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of
      Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Revolving Loans and/or outstanding Tranche A Term Loans and/or Tranche B Term Loans, as the case may be, of the assignee and/or the assigning Lender. Other than as provided in subsection 2.1A(iv) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

            (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

            (iii) If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

            C. PARTICIPATIONS. Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more banks or other entities that is not a Competitor in all or a portion of such Lender's rights and/or obligations under this Agreement; provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender

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sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting
(i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation. Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits, and subject to the requirements, of subsections 2.6D and 2.7 (including without limitation the requirements of subsection 2.7B(iii)(a)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection 10.1B. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of the participation to such Participant is made with Company's prior written consent.

            D. PLEDGES AND ASSIGNMENTS. Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

            E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants) that is not a Competitor, subject to subsection 10.20.

            F. AGREEMENTS OF LENDERS. Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

            G. TRANSFERS OF BENEFICIAL INTERESTS. Any Person that acquires a beneficial interest in any Loans other than in accordance with subsection 10.1B or C shall not be entitled to the benefits of subsection 2.7.

      10.2  EXPENSES.

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            Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto;
(ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to Lenders (including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any collateral audits, environmental audits or reports provided for under subsection 6.5A, 6.5C or 6.9A; (vi) the costs incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; and (viii) all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

      10.3  INDEMNITY.

            In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, directors, employees, agents and affiliates of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

            As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

            To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

      10.4  SET-OFF.

            In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of

Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

      10.5  RATABLE SHARING.

            Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment. In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

      10.6  AMENDMENTS AND WAIVERS.

            No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of (a) each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders)
(1) reduce the principal amount of any Loan, (2) increase the maximum aggregate amount of Letters of Credit, (3) postpone the scheduled final maturity date of any Loan or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan,

(4) postpone the date on which any interest or any fees are payable, (5) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder excluding any change in the manner in which any financial ratio used in determining any interest rate or fee is calculated that would result in a reduction of any such rate or fee), (6) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (7) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date or
(8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit; (b) each Lender, (1) change in any manner the definition of "Class" or the definition of "Pro Rata Share" or the definition of "Requisite Class Lenders" or the definition of "Requisite Lenders" (except for any changes resulting solely from an increase in Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release Holdings or PRA Sub from its obligations under the Holdings Guaranty or release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty, in each case other than in accordance with the terms of the Loan Documents; or (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6. In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in
Section 4 shall be effective only if evidenced by a writing signed by or on behalf of Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (iii) no amendment, modification, termination or waiver of any provision of subsection 2.1A(iv) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iv) no amendment, modification, termination or waiver of any provision of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, and
(v) no amendment, modification, termination or waiver of any provision of
Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, and (vi) no amendment, modification, termination or waiver of any provision of subsection
2.4 that has the effect of changing any interim scheduled payments, voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any interim scheduled payment, voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (vi)) and (vii) no Commitment of a Lender shall be increased without the consent of such Lender and the consent of Supermajority Lenders. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

      10.7  INDEPENDENCE OF COVENANTS.

            All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

      10.8  NOTICES; EFFECTIVENESS OF SIGNATURES.

            Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

            Loan Documents and notices under the Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders. Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

      10.9  SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

            A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

            B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 10.2, 10.3, 10.4, 10.18 and 10.19 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5 and 10.19 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

      10.10 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

            No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      10.11 MARSHALLING; PAYMENTS SET ASIDE.

            Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

      10.12 SEVERABILITY.

            In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      10.13 OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

            The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

      10.14 RELEASE OF SECURITY INTEREST OR GUARANTY.

            Upon the proposed sale or other disposition of any Collateral that is permitted by this Agreement or to which Requisite Lenders have otherwise consented, or the sale or other

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

disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) permitted by this Agreement or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Subsidiary Guaranty from Administrative Agent, such Loan Party shall deliver an Officer's Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction. Upon the receipt of such Officer's Certificate, Administrative Agent shall, at such Loan Party's expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer's Certificate are not true and correct and (b) if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence satisfactory to it that arrangements satisfactory to it have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Subsidiary Guaranty, as may be reasonably requested by such Loan Party.

      10.15 HEADINGS.

            Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

      10.16 APPLICABLE LAW.

            THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

      10.17 CONSTRUCTION OF AGREEMENT; NATURE OF RELATIONSHIP.

            Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor. Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

      10.18 CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

            ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

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

DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

            (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

            (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

            (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

            (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

            (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

            (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

      10.19 WAIVER OF JURY TRIAL.

            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER

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

IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION
10.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

      10.20 CONFIDENTIALITY.

            Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement that has been identified in writing as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.20, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection
10.20 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates and that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a participant hereunder; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

            Notwithstanding anything herein to the contrary, information required to be treated as confidential by reason of the foregoing shall not include, and Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to United States federal income tax treatment and United States federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to Administrative Agent or such Lender relating to such tax treatment and tax structure.

      10.21 COUNTERPARTS; EFFECTIVENESS.

            This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

                  [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

            COMPANY:

                                     PRA INTERNATIONAL, INC.

                                     By:  /s/ J.M. BONO
                                        ----------------------------------
                                     Name: J.M. Bono
                                          --------------------------------
                                     Title: SVP & CFO
                                           -------------------------------

                                     Notice Address:
                                            ______________________________
                                            ______________________________
                                            ______________________________
                                            ______________________________

            LENDERS:

                                     WELLS FARGO BANK, NATIONAL
                                     ASSOCIATION,
                                     individually and as Administrative
                                     Agent

                                     By:  /s/ JOHN HUKAR
                                        ----------------------------------
                                     Name: John Hukar
                                          --------------------------------
                                     Title: Vice President
                                           -------------------------------

                                     Notice Address:

                                            CAPITAL MARKETS - STRUCTURED FINANCE
                                            ------------------------------------
                                            555 MONTGOMERY ST. - 17TH FLOOR
                                            ------------------------------------
                                            SAN FRANCISCO, CA 94111
                                            ------------------------------------

                                            ------------------------------------

                                  SCHEDULE 2.1

                    LENDERS' COMMITMENTS AND PRO RATA SHARES

                                      Pro Rata                         Pro Rata
                      Tranche A      Share (re:       Tranche B       Share (re:       Revolving       Pro Rata         Pro Rata
                      Term Loan      Tranche A        Term Loan       Tranche B          Loan         Share (re:         Share
     Lender          Commitment     Term Loans)       Commitment      Term Loans)      Commitment     Rev. Loans)      (Overall)
Wells Fargo
Bank, National
Association        $ 2,941,176.48   14.705882400%   $20,882,352.94   52.205882350%   $ 3,676,470.58   14.705882320%   32.352941176%

Wachovia Bank,
National
Association        $10,000,000.00   50.000000000%   $ 5,000,000.00   12.500000000%   $12,500,000.00   50.000000000%   32.352941176%

BNP Paribas        $ 3,529,411.76   17.647058800%   $ 7,058,823.53   17.647058825%   $ 4,411,764.71   17.647058840%   17.647058824%

GE Capital
Corporation        $ 3,529,411.76   17.647058800%   $ 7,058,823.53   17.647058825%   $ 4,411,764.71   17.647058840%   17.647058824%
                   --------------   ------------    --------------   ------------    --------------   ------------    ------------
TOTAL              $   20,000,000            100%   $   40,000,000            100%   $   25,000,000            100%            100%

                                 Schedule 2.1-1

                                 SCHEDULE 3.1(b)

                           EXISTING LETTERS OF CREDIT

  LETTER OF CREDIT
IDENTIFICATION NUMBER                          ISSUE DATE                          AMOUNT
---------------------                          ----------                          ------
     000401852                               June 28, 2001                      $  150,000.00

     000401853                               June 28, 2001                      $  250,000.00

     000401854                               June 28, 2001                      $3,350,000.00

     000452102                               August 6, 2002                     $  155,000.00

     000466087                               December 12, 2002                  $   35,425.19

                                 Schedule 2.1-1